UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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VOLCANO CORPORATION

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VOLCANO CORPORATION

3661 Valley Centre Drive, Suite 200

San Diego, CA 92130

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On July 29, 2010

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Volcano Corporation, a Delaware corporation (or Volcano, the Company, us or we). The meeting will be held on Thursday, July 29, 2010, at 8:00 a.m. local time at the offices of Volcano Corporation, 3661 Valley Centre Drive, Suite 200, San Diego, California 92130, for the following purposes:

1.	To elect the three directors named in the accompanying proxy statement to hold office until the 2013 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as independent registered public accounting firm of Volcano for its fiscal year ending December 31, 2010.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.

The record date for the annual meeting is Tuesday, June 1, 2010. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders To Be Held on July 29, 2010.

The proxy statement and our annual report to stockholders

can be accessed electronically at http://www.volcanocorp.com.

By Order of the Board of Directors,

Sincerely,

John T. Dahldorf

Secretary

San Diego, California

June 2, 2010

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote your shares. If you received a proxy card or voting instruction card by mail, you may submit your proxy card or voting instruction card by completing, signing, dating and mailing your proxy card or voting instruction card in the envelope provided. Any stockholder attending the meeting may vote in person, even if you have already returned a proxy card or voting instruction card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

VOLCANO CORPORATION

3661 Valley Centre Drive, Suite 200

San Diego, CA 92130

PROXY STATEMENT

FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

To be held on July 29, 2010

INFORMATION CONCERNING SOLICITATION AND VOTING

Our Board of Directors is soliciting proxies for our 2010 Annual Meeting of Stockholders to be held on Thursday, July 29, 2010, at 8:00 a.m. local time at the principal executive offices of Volcano Corporation, 3661 Valley Centre Drive, Suite 200, San Diego, California 92130. Directions to our principal executive offices can be found at http://www.volcanocorp.com/about-us/directions.asp. Our telephone number is (800) 228-4728.

The proxy materials, including this proxy statement, proxy card or voting instruction card and our annual report to stockholders, are being distributed or made available to all stockholders of record entitled to vote at the annual meeting on or about June 8, 2010. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide our beneficial owners access to our proxy materials over the Internet. Beneficial owners are stockholders whose shares are held in the name of a broker, bank or other agent (i.e., in “street name”). Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed on or about June 8, 2010 to beneficial owners who owned our common stock at the close of business on June 1, 2010. Beneficial owners will have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of the proxy materials be sent to them by following the instructions in the Notice.

We have elected to provide to each of our stockholders of record, as well as those beneficial owners who have previously requested to receive paper copies of our proxy materials, paper copies of the proxy materials instead of a Notice.

QUESTIONS AND ANSWERS

Who can vote at the annual meeting?

Only stockholders of record at the close of business on June 1, 2010 will be entitled to vote at the annual meeting. On this record date, there were 50,509,903 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on June 1, 2010 your shares were registered directly in your name with Volcano’s transfer agent, American Stock Transfer and Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, Volcano urges you to vote your shares. If you received a proxy card or voting instruction card by mail, you may submit your proxy card or voting instruction card by completing, signing, dating and mailing your proxy card or voting instruction card in the envelope provided.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on June 1, 2010 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on June 1, 2010.

Why did I receive in the mail a Notice regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

We are pleased to take advantage of the SEC rule that allows companies to furnish their proxy materials over the Internet. Accordingly, we have sent to our beneficial owners a Notice of Internet Availability of Proxy Materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. Our beneficial owners may request to receive proxy materials in printed form by mail or electronically on an ongoing basis. A beneficial owner’s election to receive proxy materials by mail or electronically by email will remain in effect until such beneficial owner terminates such election.

Why did I receive a full set of proxy materials in the mail instead of a Notice regarding the Internet availability of proxy materials?

We are providing to each of our stockholders of record, as well as those beneficial owners who have previously requested to receive paper copies of our proxy materials, paper copies of the proxy materials instead of a Notice. If you are a beneficial owner and would like to reduce the environmental impact and the costs incurred by us in mailing proxy materials, you may elect to receive all future proxy materials electronically via email or the Internet, by following the applicable procedure below:

Beneficial Owners—If your shares are held in street name, you can choose to receive our future proxy materials electronically by visiting http://www.proxyvote.com. Your choice to receive proxy materials electronically will remain in effect until you instruct us otherwise, by following the instructions contained in your Notice and visiting http://www.proxyvote.com, sending an electronic mail message to sendmaterial@proxyvote.com or calling 1-800-579-1639.

The SEC has enacted rules that permit us to make available to stockholders electronic versions of the proxy materials even if the stockholder has not previously elected to receive the materials in this manner. We have chosen this option in connection with this year’s annual meeting with respect to our beneficial owners but not stockholders of record.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of the three directors named in this proxy statement to hold office until the 2013 Annual Meeting of Stockholders; and

•	Ratification of the selection by the Audit Committee of the Board of Directors of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

In addition, you are entitled to vote on any other matters that are properly brought before the annual meeting.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the ratification of the Audit Committee’s selection of KPMG LLP as Volcano’s independent registered public accounting firm for the fiscal year ending December 31, 2010 you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the proxy card or voting instruction card that you may request or that we may elect to deliver. Whether or not you plan to attend the meeting, Volcano urges you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

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In Person. To vote in person, come to the annual meeting and Volcano will give you a ballot when you arrive. Even if you plan to attend the annual meeting, we urge you to vote by proxy prior to the annual meeting to ensure your vote is counted.

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By Proxy Card or Voting Instruction Card. If you received printed proxy materials, if you are a stockholder of record, you may submit your proxy by mail by completing, signing and dating your proxy card or, for shares held beneficially in street name, by following the voting instructions included by your stockbroker, trustee or nominee, and mailing the proxy card or voting instruction card promptly in the enclosed envelope. If you provide specific voting instructions to Volcano before the annual meeting, your shares will be voted as you have instructed.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice or voting instructions from that organization rather than from Volcano. Simply follow the instructions in the Notice or voting instructions to ensure that your vote is counted. The broker or bank holding your shares may allow you to deliver your voting instructions by telephone or over the Internet. If your Notice or voting instructions do not include telephone or Internet instructions, please complete and return your Notice or voting instructions promptly by mail. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all three nominees named herein for director and “For” the ratification of the Audit Committee’s selection of KPMG LLP as Volcano’s independent registered public accounting firm for Volcano’s fiscal year ending December 31, 2010. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

Volcano will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, Volcano’s directors and employees (who will receive no compensation in addition to their regular salaries) may also solicit proxies in person, by telephone, or by other means of communication. Volcano may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice or full set of proxy materials in the mail?

If you receive more than one Notice or paper copy of your proxy materials and proxy card your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each

Notice or proxy card to ensure that all of your shares are voted. If you would like to modify your instructions so that you receive one Notice or proxy card for each account or name, please contact your broker or bank.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card or voting instruction card with a later date.

•	You may send a timely written notice that you are revoking your proxy to Volcano’s Secretary at 3661 Valley Centre Drive, Suite 200, San Diego, CA 92130.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank, including, if permitted by such broker or bank, submitting another proxy by telephone or Internet after you have already provided an earlier proxy.

When are stockholder proposals due for next year’s annual meeting?

Stockholders of Volcano may submit proposals on matters appropriate for stockholder action at meetings of Volcano’s stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. For such proposals to be included in Volcano’s proxy materials relating to its 2011 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and your proposal must be submitted in writing by February 8, 2011 (120 days prior to the anniversary date of this year’s proxy statement mailing date), to Volcano’s Secretary at 3661 Valley Centre Drive, Suite 200, San Diego, CA 92130. However, if Volcano’s 2011 Annual Meeting of Stockholders is not held between June 29, 2011 and September 27, 2011, then the deadline will be a reasonable time prior to the time Volcano begins to print and mail its proxy materials.

Subject to further requirements described in Volcano’s Bylaws, if you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must notify Volcano’s Secretary, in writing, no sooner than March 31, 2011 (120 days prior to the anniversary date of the preceding year’s annual meeting of stockholders) and no later than April 30, 2011 (90 days prior to the anniversary date of the preceding year’s annual meeting of stockholders). However, if Volcano’s 2011 Annual Meeting of Stockholders is not held between June 29, 2011 and September 27, 2011, to be timely, notice by the stockholder must be so received not earlier than the close of business on the 120th day prior to the 2011 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the 2011 Annual Meeting of Stockholders or the tenth day following the day on which public announcement of the date of the 2011 Annual Meeting of Stockholders is first made. You are also advised to review Volcano’s Bylaws, which contain additional requirements regarding advance notice of stockholder proposals and director nominations. The chairman of the 2011 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, the proxy solicited by the Board of Directors for the 2011 Annual Meeting of Stockholders will confer discretionary voting authority with respect to any proposal presented by a stockholder at that meeting for which Volcano has not been provided with timely notice and any proposal made in accordance with Volcano’s Bylaws, if the 2011 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and withheld votes, and, with respect to Proposal No. 2, “Against” votes, abstentions and broker non-votes.

Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the annual meeting. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board of Directors with respect to “routine” matters.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (“NYSE”), which may govern brokers or nominees holding shares of Volcano stock, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals and, for the first time, under a new amendment to the NYSE rules, elections of directors, even if not contested.

How many votes are needed to approve each proposal?

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For “Proposal No. 1—Election of Directors,” the three nominees receiving the most “For” votes from the votes cast by the holders of outstanding shares of stock of Volcano entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome.

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To be approved, “Proposal No. 2—Ratification of Selection of Independent Registered Public Accounting Firm” must receive “For” votes from a majority of the votes cast by the holders of outstanding shares of stock of Volcano entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes are not counted as votes “For” or “Against” Proposal No. 2.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 50,509,903 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. If there is no quorum, the chairman of the meeting or holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Volcano’s Board of Directors is divided into three classes. Each class has a three-year term. Vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified. There are no family relationships, of first cousin or closer, among our directors and executive officers by blood, marriage, or adoption.

Volcano’s Board of Directors presently has nine members and there are no vacancies. There are three directors in Class I, the class of directors whose term of office expires at the 2010 annual meeting of stockholders, all of whom are standing for election—Kieran T. Gallahue, Alexis V. Lukianov and John Onopchenko. Each of Mr. Gallahue, Mr. Lukianov and Mr. Onopchenko is currently a director of Volcano. If elected at the annual meeting, each of these nominees would serve until the 2013 annual meeting and until his successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal. Pursuant to Volcano’s Stockholder Communication Policy, all nominees or directors standing for election at an annual meeting of stockholders are expected to attend such annual meeting to provide stockholders with an opportunity to address the respective nominees or directors in person. All of our directors, R. Scott Huennekens, Michael J. Coyle, Connie R. Curran, RN, Ed.D., Kieran T. Gallahue, Lesley H. Howe, Alexis V. Lukianov, Ronald A. Matricaria, Roy T. Tanaka and John Onopchenko, attended the 2009 annual meeting of stockholders.

Directors are elected by a plurality of the votes cast by the holders of outstanding shares of stock of Volcano entitled to vote on the election of directors. The three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by Volcano. Each person nominated for election has agreed to serve if elected. Volcano’s management has no reason to believe that any nominee named herein will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the annual meeting and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Corporate Governance Committee to recommend that person to continue to serve on the Board, as of the date of this proxy statement.

Class I Director Nominees for Election for a Three-Year Term Expiring at the 2013 Annual Meeting

Kieran T. Gallahue

Kieran T. Gallahue, age 46, has served as a member of Volcano’s Board of Directors since July 2007. Since January 2008, Mr. Gallahue has served as Chief Executive Officer and a director of ResMed Inc., a publicly-traded developer, manufacturer and marketer of products for the treatment of sleep-disordered breathing and other respiratory disorders. Since September 2004, Mr. Gallahue has served as President (ResMed Global) of ResMed Inc. From January 2003 to September 2004, Mr. Gallahue served as President and Chief Operating Officer (ResMed Americas) of ResMed Inc. From 1997 to 2003, Mr. Gallahue served in various capacities with Nanogen, Inc., a DNA research and medical diagnostics company, including as President, Chief Financial Officer and Vice President of Strategic Marketing. Prior to 1997, he held a variety of sales, marketing and financial roles at Instrumentation Laboratory, Procter & Gamble and the General Electric Company. In concluding that Mr. Gallahue should be nominated for re-election to serve as a Director, the Corporate Governance Committee considered Mr. Gallahue’s academic qualifications as well as his strong foundation, rich operational and industry experience, and in particular his extensive executive leadership positions with ResMed and Nanogen, all of which are particularly important as the Company looks to expand its business and operations. Mr. Gallahue holds a B.A. from Rutgers University and an M.B.A. from Harvard Business School.

Alexis V. Lukianov

Alexis V. Lukianov, age 54, has served as a member of Volcano’s Board of Directors since December 2007. Since July 1999, Mr. Lukianov has served NuVasive, Inc. as its President and a director, and since February 2004, Mr. Lukianov has served as Chairman of the Board and Chief Executive Officer of NuVasive, Inc. NuVasive, Inc. is a publicly-traded medical device company focused on the design, development and marketing of products for the surgical treatment of spine disorders. From April 1996 to April 1997, Mr. Lukianov was a founder of and served as Chairman of the Board and Chief Executive Officer of BackCare Group, Inc., a spine physician practice management company. From January 1990 to October 1995, Mr. Lukianov held a variety of senior executive positions including President with Medtronic Sofamor Danek, Inc., a developer and manufacturer of medical devices to treat disorders of the cranium and spine, and a subsidiary of Medtronic, Inc., a publicly-traded medical technology company. Mr. Lukianov also serves on the boards of BIOCOM, Medical Device Manufacturers Association and Ophthonix, Inc., a privately-held company focused on vision correction technology. In concluding that Mr. Lukianov should be nominated for re-election to serve as a Director, the Corporate Governance Committee considered Mr. Lukianov’s thirty years of experience with medical device companies, including his current role as the Chief Executive Officer of a publicly-traded medical device company, to be an invaluable asset to the Board as the Company looks to expand its business and operations. Mr. Lukianov’s leadership experience, coupled with his practical field experience, enable him to make reasoned and informed decisions on the Board.

John Onopchenko

John Onopchenko, age 51, rejoined Volcano’s Board of Directors in June 2007. He is a founder and Managing Director of Synergy Life Science Partners, L.P., a venture capital firm. From 2000 to 2006, Mr. Onopchenko was Vice President, Venture Investments, with Johnson & Johnson Development Corporation, and served as a member of Volcano’s Board of Directors from 2002 to 2006. From 1996 to 1999, he served as Vice President and a member of the board of directors of Advanced Sterilization Products, a division of Johnson & Johnson. Mr. Onopchenko serves on the boards of directors of various private companies in the healthcare and life sciences industry. In concluding that Mr. Onopchenko should be nominated for re-election to serve as a Director, the Corporate Governance Committee considered his aforementioned professional experience in the healthcare and life science industry, as well as his academic background. Additionally, Mr. Onopchenko’s previous eight years of experience with the Company as a member of the Company’s Board of Directors, provide additional context, historic knowledge and continuity to the Board. Mr. Onopchenko holds a masters degree in Business from the University of Chicago, Graduate School of Business and a B.S. from Ursinus College.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” EACH NAMED NOMINEE.

Class II Directors Continuing in Office Until the 2011 Annual Meeting

Connie R. Curran, RN, Ed.D.

Connie R. Curran, RN, Ed.D. age 62, has served as a member of Volcano’s Board of Directors since April 2007. She is currently the President of Curran Associates, a healthcare consulting company. From September 2003 to July 2006, Dr. Curran served as the Executive Director of C-Change, formerly the National Dialogue on Cancer, a health advocacy organization. From February 2002 until September 2003, Dr. Curran engaged in various consulting activities. From 1995 to 2000, Dr. Curran served as President and Chief Executive Officer of CurranCare, LLC, a healthcare consulting company. Upon the acquisition of CurranCare by Cardinal Health Consulting Services, a consulting company with expertise in surgical services, hospital operations, case management and home care, in November 2000, Dr. Curran served as the President of Cardinal Health Consulting Services until February 2002. Dr. Curran currently serves on the boards of directors at Hospira, Inc., a specialty pharmaceuticals company, and DeVry Inc., an education company. The Corporate Governance

Committee believes that Dr. Curran’s extensive medical industry experience, demonstrated success in executive leadership positions and academic qualifications all position her to make an effective contribution to the Board. Dr. Curran holds a master’s degree in medical-surgical nursing from DePaul University, a doctorate in educational psychology from Northern Illinois University and is also a graduate of the Harvard Business School program for company owners and presidents.

Michael J. Coyle

Michael J. Coyle, age 47, was appointed to the Board of Directors in April 2009. Since December 2009, he has served as Executive Vice President and Group President of the Cardiology Group for Medtronic, Inc., a medical device company specializing in the development, manufacturing and global sales of cardiovascular devices. From 2001 through December 31, 2007, he was president of the Cardiac Rhythm Management Division of St. Jude Medical, Inc., a medical device company specializing in the development and manufacturing of cardiovascular devices. Mr. Coyle joined St. Jude Medical as director of Business Development in 1994 and was appointed president of the Daig Division, a specialty catheter business, in 1997. Previously, Mr. Coyle spent nine years in business and technical management positions in the medical device and pharmaceutical divisions of Eli Lilly & Company. Mr. Coyle was a director of VNUS Medical Technologies, Inc., a publicly traded medical device company, from 1995 to 2009. The Corporate Governance Committee believes that Mr. Coyle’s senior management experience in both public and private companies in the medical device industry, understanding of international operations and academic qualifications position him to make an effective contribution to the Board. He holds a B.S. in Chemical Engineering from Case Western Reserve University and an M.B.A. from the Wharton School of the University of Pennsylvania.

Roy T. Tanaka

Roy T. Tanaka, age 62, was appointed to the Board of Directors in April 2009. From 2004 through 2008, Mr. Tanaka served as the Worldwide President of Biosense Webster, Inc. for Johnson & Johnson. Mr. Tanaka joined Johnson & Johnson as the U.S. President of Biosense Webster, Inc. in 1997. From 1992 to 1997, he served in a variety of senior management positions at Sorin Biomedical, Inc., including President and Chief Executive Officer. From 1989 to 1992, Mr. Tanaka served in Vice President roles with Shiley, a division of Pfizer Inc. Mr. Tanaka has been a director of Tomotherapy, Inc., a publicly traded medical device company, since 2008. The Corporate Governance Committee believes that Mr. Tanaka’s aforementioned professional and management experience within the life sciences industry, as well as his academic qualifications and current service as a director of a publicly traded medical device company, position him to make an effective contribution to the Board as the Company seeks to expand its business and operations. Mr. Tanaka received a B.S. in Mechanical Engineering from Purdue University and an M.B.A. from Illinois Benedictine College.

Class III Director Nominees for Election for a Three-Year Term Expiring at the 2012 Annual Meeting

R. Scott Huennekens

R. Scott Huennekens, age 45, has served as Volcano’s President and Chief Executive Officer and as a member of Volcano’s Board of Directors since April 2002. From January 2000 to March 2002, Mr. Huennekens served as the President and Chief Executive Officer of Digirad Corporation, a medical imaging company. The Corporate Governance Committee believes that Mr. Huennekens’ management role at the Company over the past eight years, educational background, proven leadership abilities and operational and industry experience make him ideally suited to serve as the sole management representative on the Company’s Board of Directors. Mr. Huennekens holds a B.S. in Business Administration from the University of Southern California and an M.B.A. from Harvard Business School.

Lesley H. Howe

Lesley H. Howe, age 65, has served as a member of Volcano’s Board of Directors since October 2005. From December 2001 until May 2007, he served as Chief Executive Officer at Consumer Networks LLC, an Internet

marketing and promotions company. Mr. Howe currently serves on the Boards of Directors of Jamba, Inc., an owner and operator of fresh juice and smoothie retail stores, P.F. Chang’s China Bistro, Inc., an owner and operator of restaurants, NuVasive, Inc., a medical technology company, and DJO, Inc., a provider of orthopedic devices. From July 1967 to September 1997, Mr. Howe held several positions at KPMG Peat Marwick LLP, an international auditing and accounting firm, and served as area managing partner/managing partner of their Los Angeles office from May 1994 to September 1997. The Corporate Governance Committee values Mr. Howe’s eclectic professional background and extensive experience serving as a director on the boards of many prominent companies. Mr. Howe’s financial background, in terms of both his academic qualifications and his experience at KPMG Peat Marwick LLP, is especially valuable in his position as the chairman of the Audit Committee and qualification as an “audit committee financial expert.” Mr. Howe holds a B.S. in Accounting from the University of Arkansas and is a certified public accountant (inactive).

Ronald A. Matricaria

Ronald A. Matricaria, age 67, has served as a member of Volcano’s Board of Directors since October 2005. He served as Chairman of St. Jude Medical, Inc. from January 1995 to December 2002, and as President and Chief Executive Officer from April 1993 to May 1999. Mr. Matricaria currently serves on the boards of directors of Life Technologies Corporation, formerly known as Invitrogen Corporation, a life sciences company, and Hospira, Inc., a specialty pharmaceuticals company. He is also Trustee emeritus of the University of Minnesota Foundation. The Corporate Governance Committee believes that Mr. Matricaria’s aforementioned leadership and extensive healthcare industry and board experience, as well as his educational background, position him to make an effective contribution to the corporate governance and operational understanding of the Board. Mr. Matricaria holds a bachelor’s degree from the Massachusetts College of Pharmacy and was awarded an honorary doctorate degree in Pharmacy in recognition of his contribution to the practice of pharmacy.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Role of the Board in Risk Oversight

One of the Board of Directors’ key functions is informed oversight of the Company’s risk management processes. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various Board committees that address risks inherent in their respective areas of oversight. The Company has incorporated an enterprise risk management program, which the Board of Directors, along with the Corporate Governance Committee, reviews as part of its annual strategic and annual planning processes. As part of its oversight function, the Corporate Governance Committee reviews with the appropriate officers of the Company the process by which the Company identifies, assesses, monitors and responds to key enterprise operational and financial risks, as well as appropriate mitigation strategies. In particular, the Board of Directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. The Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. The Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and Code of Business Conduct and Ethics. The Compensation Committee assesses and monitors whether our compensation policies and programs have the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board of Directors as quickly as possible.

Independence of The Board of Directors and its Committees

As required under The NASDAQ Stock Market LLC, or NASDAQ, listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Volcano’s Board of Directors consults with Volcano’s counsel to ensure that the Board of Directors’ determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Volcano, Volcano’s senior management and Volcano’s independent registered public accounting firm, the Board of Directors has affirmatively determined that the following eight directors are independent directors within the meaning of the applicable NASDAQ listing standards: Mr. Coyle, Dr. Curran, Mr. Gallahue, Mr. Howe, Mr. Lukianov, Mr. Matricaria, Mr. Onopchenko and Mr. Tanaka. In making this determination, the Board of Directors found that none of these directors or nominees for director had a material or other disqualifying relationship with Volcano. Mr. Huennekens, Volcano’s President and Chief Executive Officer, is not an independent director by virtue of his employment with Volcano. All of the committees of Volcano’s Board of Directors are comprised entirely of directors determined by the Board of Directors to be independent within the meaning of the applicable NASDAQ listing standards.

Information Regarding the Board of Directors and its Committees

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance Committee. Each of these committees has a written charter approved by Volcano’s Board of Directors. The following table provides membership and meeting information for each director who served on our standing Board of Directors committees during fiscal year 2009:

	Audit		Compensation		Corporate Governance
Non-Employee Directors
Michael J. Coyle(1)	X
Connie R. Curran, RN, Ed.D.(1)(2)	X		X	*
Kieran T. Gallahue(3)	X
Lesley H. Howe	X	*			X
Alexis V. Lukianov			X
Ronald A. Matricaria(4)			X		X
John Onopchenko(5)					X	*
Roy T. Tanaka(6)(7)			X		X

Employee Director
R. Scott Huennekens

Total meetings in fiscal year 2009	7		4		4

*	Committee Chairperson in 2009
(1)	In April 2009, Mr. Coyle was appointed to the Board and appointed as a member of the Audit Committee, replacing Dr. Curran.
(2)	Effective April 1, 2010, Dr. Curran was appointed to the Corporate Governance Committee, replacing Mr. Howe.
(3)	Effective April 1, 2010, Mr. Gallahue was appointed as a member of the Corporate Governance Committee, replacing Mr. Onopchenko.
(4)	Effective April 1, 2010, Mr. Matricaria was appointed to the Audit Committee, replacing Mr. Gallahue.
(5)	Effective April 1, 2010, Mr. Onopchenko was appointed to the Compensation Committee.
(6)	In connection with his appointment to the Board in April 2009, Roy T. Tanaka was appointed as a member of each of the Compensation Committee and Corporate Governance Committee, replacing Mr. Matricaria on each such committee.
(7)	Effective April 1, 2010, Mr. Tanaka was appointed Chair of the Corporate Governance Committee, replacing Mr. Onopchenko.

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to Volcano.

Audit Committee

The Audit Committee of Volcano’s Board of Directors monitors and oversees Volcano’s corporate accounting and financial reporting processes and audits of Volcano’s financial statements. For this purpose, the Audit Committee performs several functions. In particular, the Audit Committee has the full power and authority to:

•	review and discuss with management and the independent registered public accounting firm Volcano’s annual audited consolidated financial statements;

•	review and discuss with management Current Reports on Form 8-K relating to financial and accounting matters, or as requested by the Board of Directors;

•	in consultation with management and the independent registered public accounting firm, consider the integrity of Volcano’s financial reporting processes and controls;

•	review with management and the independent registered public accounting firm any material financial reporting issues and judgments;

•	discuss with management and the independent registered public accounting firm any disagreements that may arise between them regarding financial reporting;

•	review and approve any “non-GAAP” financial disclosures (including but not limited to pro forma financial disclosures) prior to their release by Volcano;

•	review and discuss with management any off-balance sheet financing arrangements to which Volcano is a party;

•

discuss with the independent registered public accounting firm any material correcting adjustments that have been identified by the independent registered public accounting firm and made to Volcano’s consolidated financial statements to conform them to U.S. GAAP;

•	select, appoint, determine funding for, and oversee the independent registered public accounting firm for Volcano;

•	prior to the audit, review the independent registered public accounting firm’s audit plan;

•	evaluate the performance of the independent registered public accounting firm and, if so determined by the Audit Committee, replace the independent registered public accounting firm;

•	review and evaluate the lead partner of the independent registered public accounting firm’s team;

•

establish procedures for (a) the receipt, retention, and treatment of complaints received by Volcano regarding accounting, internal accounting controls or auditing matters; and (b) the confidential, anonymous submission by employees of Volcano or any of its subsidiaries of concerns regarding questionable accounting or auditing matters; and

•

perform any other activities consistent with the Audit Committee’s charter, Volcano’s Certificate of Incorporation (as such may be amended or amended and restated from time to time), Volcano’s Bylaws and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.

Three directors currently comprise the Audit Committee: Mr. Howe, Mr. Matricaria and Mr. Coyle. Mr. Howe serves as chairperson of the Audit Committee. The Audit Committee has adopted a written charter that is available to stockholders in the “Investor Relations-Governance” section of Volcano’s website at http://www.volcanocorp.com. Volcano’s Board of Directors has determined that all members of Volcano’s Audit Committee meet the independence requirements of Rule 10A-3 of the Exchange Act and NASDAQ listing standards with respect to audit committee members. Volcano’s Board of Directors has also determined that Mr. Howe qualifies as an “audit committee financial expert” within the meaning of SEC regulations and NASDAQ listing standards. In making this determination, our Board of Directors considered the nature and scope of experience Mr. Howe has had with reporting companies as a certified public accountant and his employment in the audit and accounting sector with KPMG Peat Marwick LLP.

Audit Committee Report(1)

For fiscal year 2009, the Audit Committee of the Board of Directors reviewed the quality and integrity of Volcano’s consolidated financial statements, its process and procedures for compliance with legal and regulatory requirements, the qualifications and independence of its independent registered public accounting firm, the performance of its independent registered public accounting firm and other significant financial matters.

The Audit Committee has reviewed and discussed with management and Ernst & Young LLP, Volcano’s independent registered public accounting firm for the 2009 fiscal year, Volcano’s audited consolidated financial statements for the fiscal year ended December 31, 2009. The Audit Committee has discussed with Ernst & Young LLP, during the 2009 fiscal year, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from Volcano. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that Volcano’s audited consolidated financial statements be included in Volcano’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and be filed with the U.S. Securities and Exchange Commission.

Respectfully submitted,

The Audit Committee of the Board of Directors

Lesley H. Howe, Chair

Kieran T. Gallahue(2)

Michael J. Coyle

Compensation Committee

The Compensation Committee of Volcano’s Board of Directors evaluates and approves the compensation plans, policies and programs of Volcano that pertain to all employees, officers and members of the Board of Directors. The Compensation Committee also reviews and recommends to the full Board for approval, decisions with respect to our executive compensation. Among other things, the Compensation Committee:

•	evaluates the compensation of the Chief Executive Officer, other executive officers and directors;

•

makes decisions with respect to the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, periodically evaluates the Chief Executive Officer’s performance in light of those goals and objectives, and recommends to the Board for approval the Chief Executive Officer’s compensation level based upon such evaluations;

•

reviews and recommends to the Board of Directors for approval the compensation of all officers of Volcano who are subject to Section 16 of the Exchange Act, and makes decisions for the Board of Directors with respect to the compensation of all directors of Volcano;

•

reviews and approves a compensation strategy to be applied by the Chief Executive Officer in determining base salary and incentives for all officers and employees of Volcano other than the executive officers;

(1)	The material in this report (which is comprised of the three paragraphs preceding the names of each member of the Audit Committee) is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Volcano under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that Volcano specifically incorporates this report by reference in any such filing.
(2)	Mr. Gallahue was replaced by Ronald A. Matricaria on the Audit Committee effective April 1, 2010.

•	reviews and approves equity compensation grants, including stock options, stock appreciation rights, phantom stock and restricted stock, for directors and employees of Volcano;

•	reviews and recommends to the Board of Directors for approval equity compensation grants, including stock options, stock appreciation rights, phantom stock and restricted stock, for employees;

•	produces an annual report on executive compensation for inclusion in Volcano’s proxy statement (and Annual Report on Form 10-K, as appropriate), in accordance with applicable rules and regulations;

•

evaluates its performance in fulfilling its duties and responsibilities under the Compensation Committee’s charter and, as it deems appropriate, reviews and reassesses the adequacy of its charter and recommends any proposed changes to the Board of Directors for approval; and

•	performs such other responsibilities as may be delegated by the Board of Directors.

Four directors currently comprise the Compensation Committee: Dr. Curran, Mr. Lukianov, Mr. Tanaka and Mr. Onopchenko. As part of our periodic committee rotations, Dr. Curran was appointed to replace Mr. Matricaria as chairperson of the Compensation Committee, effective January 2009, Mr. Tanaka was appointed to replace Mr. Matricaria, effective April 2009 and Mr. Onopchenko was appointed to the Compensation Committee effective April 2010. The Compensation Committee met four times during the 2009 fiscal year. All members of Volcano’s Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Compensation Committee has adopted a written charter that is available to stockholders in the “Investor Relations-Governance” section of Volcano’s website at http://www.volcanocorp.com.

For more information regarding the processes and procedures of the Compensation Committee, please see “Executive Compensation—Compensation Discussion and Analysis” below.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2009, Volcano’s Compensation Committee was initially comprised of Dr. Curran, Mr. Matricaria, and Mr. Lukianov, with Mr. Tanaka replacing Mr. Matricaria in April 2009. Mr. Onopchenko was appointed to the Compensation Committee effective April 1, 2010. None of the members of Volcano’s Compensation Committee has at any time been one of Volcano’s officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on Volcano’s Board of Directors or Compensation Committee.

Compensation Committee Report(1)

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in the Annual Report on Form 10-K for the year ended December 31, 2009 and this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in the Annual Report on Form 10-K for the year ended December 31, 2009 and this proxy statement.

Respectfully submitted,

The Compensation Committee of the Board of Directors

Connie R. Curran, RN, Ed.D., Chair

Alexis V. Lukianov

Roy T. Tanaka

John Onopchenko(2)

Corporate Governance Committee

The Corporate Governance Committee of Volcano’s Board of Directors is responsible for, among other things:

•	identifying individuals qualified to become members of the Board of Directors;

•	reviewing the qualifications of candidates and selecting the director nominees for each annual meeting of stockholders;

•	developing and recommending to the Board of Directors a set of corporate governance guidelines;

•	planning for and assisting in the transition of directors on and off the Board of Directors;

•	evaluating and reporting to the Board of Directors on the effectiveness of the Board of Directors and each committee of the Board of Directors;

•	reviewing with the Chief Executive Officer the succession plans relating to the officers of Volcano;

•	leading the Board of Directors in complying with its corporate governance guidelines;

•	reviewing the functions of the officers of Volcano;

•	reviewing the outside activities of the officers of Volcano as they pertain or relate to the officer’s service on behalf of Volcano; and

•	evaluating periodically Volcano’s employment practices, including equal employment opportunity in hiring and advancement.

Three directors currently comprise the Corporate Governance Committee: Mr. Tanaka, Mr. Gallahue and Dr. Curran. Mr. Tanaka serves as chairperson of the Corporate Governance Committee. All members of the Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Corporate Governance Committee has adopted a written charter that is available to stockholders in the “Investor Relations-Governance” section of Volcano’s website at http://www.volcanocorp.com.

(1)	The material in this report (which is comprised of the paragraph preceding the names of each member of the Compensation Committee) is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Volcano under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that Volcano specifically incorporates this report by reference in any such filing.
(2)	Mr. Onopchenko was appointed to the Compensation Committee effective April 1, 2010.

The Corporate Governance Committee is responsible for the recruitment of new Board of Directors members. With respect to the qualifications of potential members of the Board of Directors, the Corporate Governance Committee identifies the requisite skills and characteristics to be found in individuals qualified to serve as members of the Board of Directors and utilizes such criteria in the Corporate Governance Committee’s selection of new director candidates. The Corporate Governance Committee also considers the desire for the Board of Directors to consist of individuals from varied educational and professional experiences and backgrounds who, collectively, provide meaningful counsel to management. The Corporate Governance Committee conducts any appropriate and necessary inquiries into the background and qualifications of possible candidates, considers Volcano’s policy regarding the criteria for nomination to the Board of Directors and actively recruits qualified individuals to ensure Volcano’s compliance with all legal and regulatory requirements applicable to the corporate governance of Volcano. The Corporate Governance Committee then uses its network of contacts to identify potential candidates, for which purpose it may, if it deems appropriate, engage a professional search firm. To date, Volcano has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. The Corporate Governance Committee meets to discuss and consider such candidates’ qualifications. The Corporate Governance Committee conducts meetings with potential candidates being considered to serve as members of the Board of Directors and informs such candidates of the obligations and responsibilities of serving on the Board of Directors and each committee of the Board of Directors, and confirms the willingness of such candidates to accept such obligations and responsibilities. The Corporate Governance Committee selects, or recommends for the Board of Directors’ selection, director nominees for the Board of Directors and directors for each committee of the Board of Directors.

In particular, with respect to diversity, the Corporate Governance Committee seeks a diverse group of individuals who have a complementary mix of backgrounds and skills necessary to provide meaningful oversight of the Company’s activities. The Corporate Governance Committee believes that the Board should have a rich diversity of experience and thinking, bringing together individuals with senior management experience, a broad understanding of international operations, expertise in the medical device industry, and an impeccable reputation for honesty and integrity. The Corporate Governance Committee seeks directors who have experience in the global life sciences manufacturing and medical devices industries in general, but also look for individuals who have experience with the operational issues that we face in our dealings with domestic and international product development, collaborations with third parties, and manufacturing and sales. To aid in our evaluation of our operations and financial model the Corporate Governance Committee seeks directors with strong financial backgrounds and experience in dealing with issues facing public companies. We also face unique challenges as we implement our strategy to grow our business, develop new products, product enhancements and features, and sell our products directly and through third party distributors. To this end, the Corporate Governance Committee seeks directors with demonstrated success in creating and implementing strategies to significantly grow a company. The Corporate Governance Committee annually reviews the Board’s composition in light of the Company’s changing requirements.

The Corporate Governance Committee will consider, but not necessarily recommend, to the Board of Directors, director candidates recommended by stockholders. The Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation by certified mail only, care of the Secretary, at the following address: Volcano Corporation, 3661 Valley Centre Drive, Suite 200, San Diego, CA 92130. Recommendations must be delivered no sooner than 120 days and no later than 90 days prior to the anniversary date of the preceding year’s annual meeting of stockholders. However, in the event that the date of the 2011 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the anniversary date of the 2010 Annual Meeting of Stockholders, such recommendation will be timely if it is delivered not later than the last to occur of the close of business on (a) the 90th day prior to the 2011 Annual Meeting of Stockholders or (b) the 10th day following the day on which Volcano first makes a public announcement of the date of the 2011 Annual Meeting of Stockholders. Subject to the requirements set forth in Volcano’s bylaws, submissions must include the full name, age, business address and residence address of the proposed nominee, the principal occupation or employment of the proposed nominee, a description of any and all arrangements or understandings between the stockholder and the proposed nominee, and complete contact information with regard to the stockholder. To date, the Corporate Governance Committee has not received a recommended director nominee from a stockholder or stockholders holding more than 5% of Volcano’s voting stock.

Board Leadership Structure

In November 2008 and February 2009, the other independent members of the Board appointed Mr. Matricaria as the lead independent director and Chairman of the Board, each effective as of January 1, 2009. As the Lead Director, Mr. Matricaria presides over executive sessions of the Board and works with our chief executive officer and the other members of the Board to establish the agenda for executive sessions of the independent directors. Accordingly, the Board Chairman has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Board Chairman and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Board Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Board Chairman can enhance the effectiveness of the Board as a whole.

Meetings of the Board of Directors

Volcano’s Board of Directors met five times, and did not act by unanimous written consent, during 2009. All directors attended 75% or more of the aggregate of the meetings of the Board of Directors and of the committees on which each director served, held during the period for which each individual was a director or committee member, respectively. In 2009, Volcano’s independent directors met five times in regularly scheduled executive sessions at which only independent directors were present. Mr. Matricaria presided over the executive sessions.

Stockholder Communications with the Board of Directors

Volcano’s Board of Directors has adopted a formal process by which stockholders may communicate with the Board of Directors or any of its directors. Stockholders who wish to communicate with the Board of Directors or an individual director concerning Volcano may do so by sending written communications addressed to the Board of Directors, or an individual director, care of: Volcano Corporation at 3661 Valley Centre Drive, Suite 200, San Diego, CA 92130. The envelope should indicate that it contains a stockholder communication. Each such communication will be forwarded to the director or directors to whom the communication was addressed.

Code of Business Conduct and Ethics

Volcano has adopted the Volcano Corporation Code of Business Conduct and Ethics applicable to all of Volcano’s officers, directors, employees and consultants, including its principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The Code of Business Conduct and Ethics is available in the “Investor Relations-Governance” section of Volcano’s website at http://www.volcanocorp.com. If Volcano makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, Volcano will promptly disclose the nature of the amendment or waiver on its website, or as otherwise required by applicable law, rules or regulations.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected KPMG LLP as Volcano’s independent registered public accounting firm for Volcano’s fiscal year ending December 31, 2010, and the Board of Directors has directed management to submit the selection of KPMG LLP as Volcano’s independent registered public accounting firm for ratification by the stockholders at the annual meeting. Representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither Volcano’s bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as Volcano’s independent registered public accounting firm. However, the Board of Directors, on behalf of the Audit Committee, is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Volcano and its stockholders.

Stockholder approval of this Proposal No. 2 requires a “For” vote from a majority of the votes cast by the holders of outstanding shares of stock of Volcano entitled to vote either in person or by proxy at the annual meeting on this Proposal No. 2 (which shares voting “For” also constitute a majority of the required quorum).

ON BEHALF OF THE AUDIT COMMITTEE, THE BOARD OF DIRECTORS

UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2.

Independent Auditor Fee Information

The following table sets forth the aggregate fees charged to Volcano for fiscal 2009 and 2008 by Ernst & Young LLP, our independent registered public accounting firm for such years, for audit services rendered in connection with the audited consolidated financial statements and reports, stock offering-related fees, acquisition-related fees and for other services rendered, as well as all out-of-pocket costs incurred in connection with these services to Volcano and its subsidiaries:

	2009	2008
Audit fees	$1,419,000	$1,240,000
Audit-related fees	28,000	1,788,000
Tax fees	23,000	—
All other fees	—	—

Total	$1,470,000	$3,028,000

Audit Fees. Fiscal 2009 and 2008 audit fees consist of fees billed by Ernst & Young LLP for professional services rendered for the integrated audit of Volcano’s consolidated financial statements and its internal control over financial reporting, review of the interim condensed consolidated financial statements included in quarterly reports on Form 10-Q, SEC and other regulatory filings, and accounting consultations.

Audit-Related Fees. Fiscal 2009 and 2008 audit-related fees consist of fees for other audit-related professional services. Fiscal 2009 and 2008 fees include $25,000 and $1,784,000, respectively, of fees billed by Ernst & Young LLP for professionals services rendered for accounting consultations and audits in connection with acquisitions.

Tax Fees. Fiscal 2009 tax fees consist of fees for professional services rendered by Ernst & Young LLP for tax compliance, tax planning and tax advice.

All other Fees. None.

All fees described above were pre-approved by the Audit Committee or the Audit Committee chairperson pursuant to the authority described below.

Pre-Approval Policies and Procedures

Volcano’s Audit Committee, or the Audit Committee chairperson, pre-approves all audit and permissible non-audit services provided by Volcano’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Prior to engaging an independent registered public accounting firm to render an audit or permissible non-audit service, the Audit Committee, or the Audit Committee chairperson, specifically approves the engagement of the independent registered public accounting firm to render that service. The Audit Committee chairperson can pre-approve any services, provided, however, that the Audit Committee is advised immediately and, at its next scheduled meeting, the Audit Committee ratifies any services pre-approved by the Audit Committee chairperson. Accordingly, Volcano does not engage an independent registered public accounting firm to render audit or permissible non-audit services pursuant to pre-approval policies and procedures or otherwise, unless the engagement to provide such services has been approved by Volcano’s Audit Committee, or the Audit Committee chairperson, in advance. Volcano’s Audit Committee has determined that the rendering of services other than audit services by KPMG LLP is compatible with maintaining KPMG LLP’s independence.

Change in Independent Registered Public Accounting Firm

Previous Independent Registered Public Accounting Firm

On May 5, 2010, Volcano notified its independent registered public accounting firm, Ernst & Young LLP, of its decision to dismiss Ernst & Young LLP as Volcano’s independent registered public accounting firm effective as of May 5, 2010. The decision to change independent registered public accounting firms was approved by the Audit Committee of the Board of Directors of Volcano in a meeting on May 5, 2010.

The reports of Ernst & Young LLP on Volcano’s financial statements as of and for the years ended December 31, 2009 and 2008 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the two most recent fiscal years and through May 5, 2010, the date of Ernst & Young LLP’s dismissal, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such period.

During Volcano’s two most recent fiscal years, and through May 5, 2010, the date of Ernst & Young LLP’s dismissal, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

New Independent Registered Public Accounting Firm

On May 5, 2010, Volcano engaged KPMG LLP as its new independent registered public accounting firm, effective immediately. The decision to engage KPMG LLP as Volcano’s independent registered public accounting firm was approved by the Audit Committee of the Board of Directors of Volcano in a meeting on May 5, 2010. During the two most recent fiscal years, and through April 2, 2010, the date of KPMG LLP’s engagement, Volcano did not consult with KPMG LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

EXECUTIVE OFFICERS

The names and business experience of Volcano’s executive officers who are not also a director of Volcano are set forth below, as of May 1, 2010:

Name	Age	Position
John T. Dahldorf	53	Chief Financial Officer and Secretary
Joseph M. Burnett	33	Executive Vice President and Managing Director of Japan
Jorge J. Quinoy	55	Executive Vice President, Global Sales
Michel E. Lussier	53	President of Volcano Europe and Clinical and Scientific Affairs
David Sheehan	46	President of the IVUS & FM Business Unit

John T. Dahldorf

John T. Dahldorf has served as Volcano’s Chief Financial Officer and Secretary since July 2003. From March 2002 to December 2002, Mr. Dahldorf served as Co-Chief Executive Officer of Digirad Corporation, a medical imaging company, where he also served as the Chief Financial Officer from November 2001 to December 2002. From March 1999 to November 2001, Mr. Dahldorf served as the Finance Director of Arrow Electronics, Inc., a distributor of electronic components and computer products. Mr. Dahldorf holds a B.B. in Finance and an M.B.A. from Western Illinois University.

Joseph M. Burnett

Joseph M. Burnett has served as Executive Vice President since March 2010. Prior to this role, he was Vice President of Global Marketing, and Business Unit leader for both the Image Guided Therapy and the Functional Measurement Businesses. Mr. Burnett joined Volcano in November 2004 and since that time has held numerous Product Development, Marketing, Training and Education roles. Prior to joining Volcano, Mr. Burnett was an engineer and marketing manager at Guidant from September 1999 to November 2004. Mr. Burnett received a B.S.E. in Biomedical Engineering from Duke University and an M.B.A. from the Fuqua School of Business at Duke University.

Jorge J. Quinoy

Jorge J. Quinoy has served as Volcano’s Executive Vice President, Global Sales, since December 2008. From July 2003 to December 2008, Mr. Quinoy served as our Vice President of Global Sales. From August 2001 to July 2003, Mr. Quinoy served as the Vice President of Sales for Jomed, Inc., a medical technology company. From January 2001 to August 2001, Mr. Quinoy served as the Vice President of Sales for Altiva Corporation, a medical technology company. From 1999 to 2000, Mr. Quinoy served as Vice President of Sales for Medtronic AVE, Inc. Mr. Quinoy holds a B.S. in Public Relations and Marketing from the University of Florida.

Michel E. Lussier

Michel E. Lussier has served as President of Volcano Europe and Clinical and Scientific Affairs since July 2007 and has served as Managing Director of Volcano Europe since March 2006. From July 2002 to March 2006, Mr. Lussier served as Volcano’s Vice President, General Manager of Europe, Africa and Middle East Operations. In February 2002, Mr. Lussier founded MedPole S.A./ N.V., a European distribution incubator for medical device start up companies located in Brussels. From October 1998 to January 2002, Mr. Lussier served as the Vice President and General Manager, Europe of Novoste Corp., a medical technology company. Mr. Lussier holds a B.S. in Electrical Engineering and an M.S. in Biomedical Engineering from the University of Montreal and an M.B.A. from INSEAD.

David M. Sheehan

David M. Sheehan was promoted to the role of Volcano’s President of the IVUS & FM Business unit in March 2010. He served as Volcano’s Executive Vice President since June 2008. Prior to joining Volcano, from April 2005 to May 2008, he was a consultant and Chief Executive Officer for various start-up companies including Petritech, Inc., a materials company and VOZ Sports, Inc., a communications company. From March 2002 to April 2005 he served as the President and Chief Executive Officer of Digirad Corporation, a maker of cardiac imaging equipment and from September 2000 to March 2005, the President of Digirad Imaging Solutions, Inc., a wholly owned subsidiary of Digirad Corporation. From May 1999 to September 2000, Mr. Sheehan served as the President and Chief Executive Officer of Rapidcare.com, an e-healthcare company. From May 1997 to May 1999, Mr. Sheehan served as Vice President of Sales & Marketing for a division of Baxter Healthcare Corporation which provided cardiopulmonary services to hospitals. From July 1991 to May 1997, Mr. Sheehan worked at Haemonetics Corporation, a supplier of blood processing services and equipment, in various sales, marketing, and business development positions. Mr. Sheehan received a B.S. in mechanical engineering from Worcester Polytechnic Institute and an M.B.A. from the Tuck School of Business at Dartmouth College.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock, as of May 1, 2010, except as noted, by (i) each beneficial owner known by us to be the beneficial owner of 5% or more of the outstanding shares of our common stock, (ii) each of our named executive officers, (iii) each of our directors and nominees for directors and (iv) all of our executive officers and directors as a group.

This table is based upon information provided to us by our executive officers and directors and upon information about principal stockholders known to us based on Schedules 13G filed with the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of May 1, 2010 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each person listed in the table below is care of Volcano Corporation, 3661 Valley Centre Drive, Suite 200, San Diego, CA 92130.

Each stockholder’s percentage ownership is based on 50,269,480 shares of our common stock outstanding as of May 1, 2010, adjusted as required by rules promulgated by the SEC.

	Beneficial Ownership
	Shares	Percent of Total
5% Stockholders:

Capital Research Global Investors(1) 333 South Hope Street Los Angeles, CA 90071	4,632,778	9.2%

Entities affiliated with Waddell & Reed Financial, Inc.(2) 6300 Lamar Avenue Overland Park, KS 66202	3,461,813	6.9%

Wellington Management Company, LLP(3) 75 State Street Boston, MA 02109	6,816,327	13.6%

BlackRock, Inc.(4) 40 East 52nd Street New York, NY 10022	2,676,515	5.3%

SMALLCAP World Fund, Inc.(5) 333 South Hope Street Los Angeles, CA 90071	2,991,900	6.0%

Directors and Executive Officers:

Michael J. Coyle(6)	33,333	*
Connie R. Curran, RN, Ed.D.(7)	49,000	*
Kieran T. Gallahue(8)	47,333	*
Lesley H. Howe(9)	58,142	*
Alexis V. Lukianov(10)	54,666	*
Ronald A. Matricaria(11)	110,181	*
John Onopchenko(12)	48,000	*
Roy T. Tanaka(13)	38,333	*
R. Scott Huennekens(14)	796,562	1.6%

John T. Dahldorf(15)	297,726	*
Joseph Burnett(16)	91,835	*
Jorge J. Quinoy(17)	243,597	*
Michel E. Lussier(18)	236,838	*
David Sheehan(19)	271,732	*
All directors and executive officers as a group (14 persons)(20)	2,377,278	4.5%

*	Indicates ownership of less than 1% of the outstanding shares of our common stock.

(1)	Based solely upon a Schedule 13G/A filed with the SEC on February 10, 2010 by Capital Research Global Investors, a division of Capital Research and Management Company, or CRMC, reporting beneficial ownership as of December 31, 2009. According to the Schedule 13G/A, Capital Research Global Investors has sole voting power over 2,695,878 shares of our common stock and sole dispositive power over 4,632,778 shares of our common stock as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital Research Global Investors shares voting power over 1,936,900 shares of our common stock. Capital Research Global Investors disclaims beneficial ownership of 4,632,778 shares of our common stock pursuant to Rule 13d-4. The Schedule 13G/A provides information only as of December 31, 2009 and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2009 and May 1, 2010.
(2)	Based solely upon a Schedule 13G/A filed with the SEC on February 12, 2010 by Waddell & Reed Financial, Inc., or WDR, on behalf of itself, Ivy Investment Management Company, or IICO; Waddell & Reed Investment Management Company, or WRIMCO; Waddell & Reed, Inc., or WRI; and Waddell & Reed Financial Services, Inc., or WRFSI, reporting beneficial ownership as of December 31, 2009. According to the Schedule 13G/A, IICO has direct sole voting and dispositive power over 609,513 shares of our common stock, WRIMCO has direct sole voting and dispositive power over 2,852,300 shares of our common stock, WRI has indirect sole voting and dispositive power over 2,852,300 shares of our common stock, WRFSI has indirect sole voting and dispositive power over 2,852,300 shares of our common stock and WDR has indirect sole voting and dispositive power over 3,461,813 shares of our common stock. IICO is an investment advisory subsidiary of WDR. WRIMCO is an investment advisory subsidiary of WRI, which is a broker-dealer and underwriting subsidiary of WRFSI, which is a parent holding company and subsidiary of WDR, a publicly traded company. The clients of IICO and WRIMCO, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive dividends from, as well as the proceeds from the sale of, such securities. The Schedule 13G/A notes that investment advisory contracts grant IICO and WRIMCO all investment and/or voting power over securities owned by such advisory clients, and investment sub-advisory contracts grant IICO and WRIMCO investment power over securities owned by such sub-advisory clients and, in most cases, voting power, but that any investment restriction of a sub-advisory contract does not restrict investment discretion or power in a material manner. Accordingly, IICO and/or WRIMCO may be deemed the beneficial owner of such securities. The Schedule 13G/A provides information only as of December 31, 2009 and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2009 and May 1, 2010.
(3)	Based solely upon a Schedule 13G/A filed with the SEC on February 12, 2010 by Wellington Management Company, LLP, or Wellington Management, reporting beneficial ownership as of December 31, 2009. According to the Schedule 13G/A, Wellington Management, in its capacity as investment adviser, may be deemed to beneficially own 6,816,327 shares of our common stock which are held of record by clients of Wellington Management. The Schedule 13G/A notes that such clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, our common stock. Wellington Management shares voting power over 5,208,164 shares of our common stock and shares dispositive power over 6,816,327 shares of our common stock. The Schedule 13G/A provides information only as of December 31, 2009 and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2009 and May 1, 2010.

(4)	Based solely upon a Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc., or BlackRock, reporting beneficial ownership as of December 31, 2009. According to the Schedule 13G, BlackRock has sole voting and dispositive power over 2,676,515 shares of our common stock. The Schedule 13G notes that on December 1, 2009 BlackRock completed its acquisition of Barclays Global Investors, or BGI, from Barclays Bank PLC. As a result, substantially all of the BGI Entities are now included as subsidiaries of BlackRock for purposes of Schedule 13G filings. The Schedule 13/G notes that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares of our common stock. The Schedule 13G provides information only as of December 31, 2009 and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2009 and May 1, 2010.
(5)	Based solely upon a Schedule 13G/A filed with the SEC on February 12, 2010 by SMALLCAP World Fund, Inc., or SMALLCAP, reporting beneficial ownership as of December 31, 2009. According to the Schedule 13G/A, SMALLCAP shares voting power over 2,991,900 shares of our common stock. SMALLCAP, an investment company registered under the Investment Company Act of 1940, is advised by Capital Research and Management Company, or CRMC. CRMC manages equity assets for various investment companies through two divisions, Capital Research Global Investors and Capital World Investors. These divisions generally function separately from each other with respect to investment research activities and they make investment decisions and proxy voting decisions for the investment companies on a separate basis. The Schedule 13G/A provides information only as of December 31, 2009 and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2009 and May 1, 2010.
(6)	Includes 33,333 shares of our common stock that Mr. Coyle has the right to acquire pursuant to options exercisable within 60 days of May 1, 2010.
(7)	Includes 48,000 shares of our common stock that Dr. Curran has the right to acquire pursuant to options exercisable within 60 days of May 1, 2010.
(8)	Includes 47,333 shares of our common stock that Mr. Gallahue has the right to acquire pursuant to options exercisable within 60 days of May 1, 2010.
(9)	Includes 46,181 shares of our common stock that Mr. Howe has the right to acquire pursuant to options exercisable within 60 days of May 1, 2010.
(10)	Includes 44,666 shares of our common stock that Mr. Lukianov has the right to acquire pursuant to options exercisable within 60 days of May 1, 2010.
(11)	Includes 50,181 shares of our common stock that Mr. Matricaria has the right to acquire pursuant to options exercisable within 60 days of May 1, 2010.
(12)	Includes 48,000 shares of our common stock that Mr. Onopchenko has the right to acquire pursuant to options exercisable within 60 days of May 1, 2010.
(13)	Includes 2,000 shares held in an individual retirement account for the benefit of Mr. Tanaka’s spouse, 3,000 shares held by the Tanaka Family Trust UAD 5/30/1992, for which Mr. Tanaka and his spouse are trustees, and 33,333 shares of our common stock that Mr. Tanaka has the right to acquire pursuant to options exercisable within 60 days of May 1, 2010.
(14)	Includes 33,000 shares held in a grantor retained annuity trust for which Mr. Huennekens does not have investment power, and 749,984 shares of our common stock that Mr. Huennekens has the right to acquire pursuant to options exercisable within 60 days of May 1, 2010. Mr. Huennekens disclaims beneficial ownership of the shares held in the grantor annuity trust except to the extent of his pecuniary interest in such shares.
(15)	Includes 284,955 shares of our common stock that Mr. Dahldorf has the right to acquire pursuant to options exercisable within 60 days of May 1, 2010.
(16)	Includes 1,000 shares held in an individual retirement account and 90,835 shares of our common stock that Mr. Burnett has the right to acquire pursuant to options exercisable within 60 days of May 1, 2010.
(17)	Includes 217,878 shares of our common stock that Mr. Quinoy has the right to acquire pursuant to options exercisable within 60 days of May 1, 2010.
(18)	Includes 236,838 shares of our common stock that Mr. Lussier has the right to acquire pursuant to options exercisable within 60 days of May 1, 2010.
(19)	Includes 267,658 shares of our common stock that Mr. Sheehan has the right to acquire pursuant to options exercisable within 60 days of May 1, 2010.
(20)	For purposes of determining the number of shares beneficially owned by directors and executive officers as a group, any shares beneficially owned by more than one director or officer are counted only once.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of Volcano’s equity compensation plans in effect as of December 31, 2009:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	6,247,356	$9.93	4,508,343	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	6,247,356	$9.93	4,508,343	(1)

(1)	Available for the grant of future rights under Volcano’s 2005 Equity Compensation Plan and 2007 Employee Stock Purchase Plan as of December 31, 2009.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Volcano’s directors, executive officers and holders of more than ten percent of a registered class of Volcano equity securities to file reports with the SEC regarding their ownership and changes in ownership of Volcano stock. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Volcano with copies of all Section 16(a) forms they file.

To Volcano’s knowledge, based solely on a review of the copies of such reports furnished to Volcano and written representations that no other reports were required, during the fiscal year ended December 31, 2009, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the material principles underlying our overall executive compensation policies and practices and our decisions regarding executive compensation during 2009, as well as the most important factors relevant to an analysis of these policies, practices and decisions. Our Compensation Discussion and Analysis provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers (as described in the section entitled “Summary Compensation Table” below) and places in perspective the data presented in the tables and other quantitative information that follows this section.

General Philosophy

The compensation of our named executive officers is designed to provide a competitive mix of compensation elements to attract, as needed, individuals with the skills necessary for us to achieve our business plan and team goals, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above our expectations. Our executive officers’ compensation for 2009 has three primary components—base salary, cash incentive bonus and stock-based awards. In addition, we provide our executive officers with benefits that are generally available to our non-executive employees.

Our executive officers’ total compensation is determined based on the performance of the company, including annual revenue growth, performance to plan and execution of individual, team and corporate-wide strategic initiatives. Base salaries are typically determined at the beginning of the fiscal year. For 2009, the Compensation Committee established the base salary of each of our executive officers at a level it believes enables us to hire and retain highly qualified individuals and rewards satisfactory individual performance and a satisfactory level of contribution to the respective individuals’ team goals and our overall business goals. The Compensation Committee’s assessment of the company’s and individuals’ performance in the previous fiscal year also impacts base salary decisions for the following year. The Compensation Committee also reviews and takes into account the base salaries paid by other comparable publicly traded companies—companies with which we believe we compete for talent. These “peer group” companies, which are described in the section entitled “Compensation Committee Processes and Procedures” below, are comprised of representative U.S.-based medical device and medical equipment and supply companies similar to Volcano based on market capitalization and revenues. The Compensation Committee designed the cash incentive bonus program to focus our executive officers on achieving key operational and/or financial objectives within a yearly time horizon. We use stock-based awards to reward long-term performance. These stock-based awards are intended to produce significant value for each executive officer if our performance is outstanding and if the executive officer has an extended tenure with us.

We designed the cash incentive bonuses to focus our executive officers on the Company’s 2009 revenue and operating income as well as achieving key company-wide operational and/or financial objectives, which we refer to as our “key factors of success,” within an annual time horizon. Our management establishes a pool for cash bonuses in conjunction with the preparation of its annual operating budget. The pool is presented to, and, subject to its review and revision, approved by, the Board of Directors. The key factors for success are established by management, presented to the Compensation Committee for review and revision, and then submitted to the full Board of Directors for approval. The 2009 revenue and operating income goals as well as the weighting of such goals were approved by the Compensation Committee. Cash incentive bonuses are tied to the achievement of these revenue and operating income goals as well as our executives’ contributions to the achievement of the key factors for success and his or her respective department or functional area goals and objectives. The bonus pool may be adjusted upward or downward based on variances between actual performance and the annual operating budget established and approved by the Board of Directors in the first quarter of each year. Any such change in the cash bonus pool is approved by the Board of Directors. Actual bonuses are based on the Compensation Committee’s assessment after the end of the fiscal year as to the extent to which our revenue and operating goals were achieved as well as the extent to which our executives contributed to achieving our key factors for success for the year.

Evolution of Our Compensation Strategy

Our compensation strategy is tied to our stage of development. Accordingly, the specific direction, emphasis and components of our executive officer compensation program continue to evolve in parallel with the evolution of our business strategy and industry trends and best practices. For example, as described below, in February 2008, as part of our annual equity compensation grant process, after review of market data regarding the types of equity awards granted by peer group companies, and to reduce potential dilution to our stockholders and the associated accounting expense, the Compensation Committee determined that a combination of stock options and Restricted Stock Units, or RSUs, would be granted to certain of our key employees, including to each of our named executive officers. Our Compensation Discussion and Analysis reflects these, and will in the future reflect other, evolutionary changes to our executive compensation structure, as applicable.

Compensation Committee Processes and Procedures

The Compensation Committee meets at least quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with our Chief Executive Officer and our Chief Financial Officer. From time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice, or otherwise participate in Compensation Committee meetings. The Compensation Committee also meets regularly in executive session without the participation of management. Our Chief Executive Officer does not participate in and is not present during any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of Volcano, as well as authority to obtain, at the expense of Volcano, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

The Compensation Committee has retained the services of DolmatConnell & Partners as independent compensation consultants since January 2007. As part of its engagement, DolmatConnell & Partners assists the Compensation Committee in:

•	evaluating the efficacy of our existing compensation strategy and practices in supporting and reinforcing our long-term strategic goals; and

•	refining our compensation strategy and developing and implementing an executive compensation program to execute that strategy.

At the request of the Compensation Committee, DolmatConnell & Partners conducted individual interviews with members of the Compensation Committee and senior management to learn more about our business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which we compete. On an annual basis, generally in the first quarter, DolmatConnell & Partners reviews the competitiveness and structure of our executive officers’ and Board of Directors’ compensation programs to ensure that the levels of compensation are appropriately positioned to attract and retain senior management and non-employee directors. In addition, each year DolmatConnell & Partners meets with management regarding compensation goals and performance objectives for the upcoming year prior to meeting with the Compensation Committee. In February 2009, DolmatConnell & Partners reported to the Compensation Committee its analysis and recommendations regarding the structure and competitiveness of the base salaries and annual cash bonuses of our executive officers as well as our Long-Term Incentive Compensation relative to our peer group of companies. In addition, in April 2009, DolmatConnell & Partners reported to the Compensation Committee on market best practices and trends relating to executive compensation and the 2009 short-term and long-term incentive program framework and design considerations.

In January 2007, at the request of the Compensation Committee, DolmatConnell & Partners developed a peer group of companies as a representative medical device and medical equipment and supplies industry group similar in size to Volcano based on revenues and market capitalization and performed analyses of competitive performance and compensation levels for that peer group. This peer group of companies is reviewed and updated annually to reflect subsequent changes in the industry and to ensure that the list provides a current and useful comparison of peer group companies for use as a primary means of comparing annual executive compensation levels relative to the market. In particular, the peer group of companies chosen in February 2009 were selected based on the previous four quarters revenue range of approximately $85 million to $335 million (reflecting a range of approximately one half to two times Volcano’s 2008 revenues), and a market capitalization of approximately $365 million to $1.5 billion (reflecting a range of approximately one half to two times Volcano’s market capitalization at such time), and status as a U.S.-headquartered non-subsidiary, publicly and actively traded company in the medical device and medical equipment and supplies industry group. The peer group as revised in February 2009 was comprised of the following 15 companies:

Abaxis, Inc.	ABIOMED, Inc.	Accuray Incorporated

ArthroCare Corporation	CardioNet, Inc.	CryoLife, Inc.

Cyberonics, Inc.	ev3, Inc.	ICU Medical, Inc.

Merit Medical Systems, Inc.	NuVasive, Inc.	SonoSite, Inc.

SurModics, Inc.	Thoratec Corp.	United Therapeutics Corp.

In November 2009, in consultation with DolmatConnell & Partners, the Compensation Committee revised our list of peer group companies to ensure revenue and market capitalization ranges were still applicable. ArthroCare Corporation, CardioNet, Inc., CryoLife, Inc. and United Therapeutics Corp. no longer met the financial criteria and were excluded, while Immucor, Inc., Masimo Corp., and Meridian Bioscience, Inc. were added to the peer group. This revised list will be used as a primary source of comparison for 2010 executive compensation.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate. In 2007, the Compensation Committee formed a Stock Option Committee, currently composed of R. Scott Huennekens, our President and Chief Executive Officer, and John T. Dahldorf, our Chief Financial Officer, to which it delegated authority to grant, without any further action required by the Compensation Committee, stock options and other equity-based awards to employees who are not executive officers of Volcano. The purpose of this delegation of authority is to enhance the flexibility of administration within Volcano and to facilitate the timely grant of equity-based awards to non-executive officer employees, particularly new employees, within specified limits approved by our Board of Directors or Compensation Committee.

Historically, the Compensation Committee has generally made adjustments to annual compensation, determined bonus and equity-based awards and reviewed, subject to the approval of the full Board of Directors, new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process is comprised of two related elements: the determination of compensation levels and the approval of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the Chairman of the Board of Directors solicits and considers evaluations and recommendations submitted to the Chairman of the Board by other members of the Board of Directors. The Chairman of the Board then reviews the evaluations and assesses the performance of the Chief Executive Officer. This assessment is then reported to, and discussed with, the Compensation Committee, which determines any adjustments to the Chief Executive Officer’s compensation consistent with the provisions of his employment agreement, as well as awards to be granted. For all executives, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, as well as recommendations of the Compensation Committee’s compensation consultant, including analyses of executive compensation paid at other comparative companies identified by the consultant. This review by the Compensation Committee occurred in August 2007, February 2008, and February and July 2009.

Compensation Committee meetings typically have included, for all or a portion of each meeting, not only the committee members but also our President and Chief Executive Officer and our Chief Financial Officer. For compensation decisions, including decisions regarding the grant of equity compensation relating to executive officers (other than our President and Chief Executive Officer), the Compensation Committee typically considers the recommendations of our President and Chief Executive Officer.

The specific determinations of the Compensation Committee with respect to executive compensation for 2009 performance are described in greater detail below.

Role of Our Compensation Committee in Setting Executive Officer Compensation

The Compensation Committee has had overall responsibility for reviewing, evaluating, approving, administering and interpreting our executive compensation and benefit policies, programs and plans, including our equity compensation plans. Our Compensation Committee has had the full power and authority to, among other things, evaluate our President and Chief Executive Officer, other executive officers and directors, make decisions with respect to corporate goals and objectives relevant to our President and Chief Executive Officer’s compensation, make decisions with respect to the compensation of all of our other executive officers and review and approve for each executive officer:

•	annual base salary level;

•	annual incentive opportunity level;

•	long-term incentive opportunity level;

•	commission level, if applicable;

•	employment agreements, severance agreements and change in control provisions/agreements; and

•	any special or supplemental benefits.

In February 2010, the Board of Directors amended the charter of the Compensation Committee to provide that the Compensation Committee would review and recommend to the full Board for approval decisions with respect to executive compensation. Our Compensation Committee is appointed by our Board of Directors, and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Code and “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. Dr. Curran currently serves as chairperson of the Compensation Committee. All members of Volcano’s Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). Effective April 1, 2010, the Compensation Committee is comprised of Dr. Curran, Mr. Onopchenko, Mr. Tanaka and Mr. Lukianov, with Dr. Curran continuing her service as chairperson.

Components of Our Executive Officer Compensation

Our executive officer compensation program for 2009 consists of three principal components: base salary, Short-Term Incentive Compensation (annual cash bonuses), and Long-Term Incentive Compensation. The Compensation Committee views the three components of our executive officer compensation as related but distinct. Although the Compensation Committee does review total compensation, the Compensation Committee does not believe that increases or decreases in the value of stock-based equity awards previously granted should significantly impact the determination of current levels of cash or equity based compensation. The Compensation Committee determines the appropriate level for each compensation component based in part, but not exclusively, on its view of internal equity and consistency, individual performance and other information it deems relevant. The Compensation Committee believes that stock-based awards, such as stock options and RSUs, are the primary motivator in attracting and retaining executives, and that salary and cash incentive bonuses are secondary considerations. Except as described below, the Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid compensation, between cash and non-cash compensation, or among different forms of compensation. This is due to the small size of our executive team and the need to tailor each executive officer’s compensation package to attract and retain that executive officer.

Base Salaries

R. Scott Huennekens, our President and Chief Executive Officer, and John T. Dahldorf, our Chief Financial Officer, each entered into an employment agreement with us in February 2006 that provides for an initial base salary, subject to annual increases determined by the Board of Directors or the Compensation Committee. The employment agreements for each of Messrs. Huennekens and Dahldorf were subsequently amended in February 2008 to clarify the manner in which the respective agreements comply with changes to applicable tax laws and to reflect their respective current rate of base salary and target bonus in 2008. In February 2010, we entered into an employment agreement with Vincent J. Burgess, our former Group President, Advanced Imaging Systems and Executive Vice President, Marketing and Business Development, that provided for an annual base salary, subject to annual increases determined by the Board of Directors or the Compensation Committee. Effective March 5, 2010, Mr. Burgess resigned from all positions he held with Volcano. Jorge J. Quinoy entered into an employment agreement with us in December 2008 that reflects his current rate of base salary, subject to annual increases determined by the Board of Directors. We entered into this employment agreement with Mr. Quinoy to provide a compensation package that rewards his individual performance, achievement of the company’s goals and to remain competitive with peer companies within our industry. Michel E. Lussier entered into a Managing Director Agreement with us in March 2006 that provides for an initial base salary, subject to appropriate review. For all other executive officers, employment is “at-will” and the terms of employment are specified in formal offer letters which are extended to all executives prior to the commencement of employment.

In determining the 2009 base salaries for each named executive officer, our Compensation Committee aimed to set the base salaries at the competitive levels described below, and, with respect to annual increases, to provide increases that are linked to individual performance and benchmarked relative to the peer group companies and the market survey reviewed by our Compensation Committee. Executive salaries for 2009 were retroactively adjusted effective January 1, 2009.

In February 2009, the Compensation Committee reviewed whether our named executive officer base salary levels were generally competitive and appropriate, and determined that the base salary levels of our named executive officers should be increased to remain competitive with peer group company and industry market conditions. In establishing our executive officers’ base salaries, the Compensation Committee also reviewed each named executive officers’ then current salary, salary history, past experience and achievement of individual, team and company goals, changes in functional responsibilities and duties during the year, as well as general economic factors. In addition, the base salaries of our named executive officers were determined, in part, based on market data DolmatConnell & Partners compiled from our peer group. The Compensation Committee uses a market composite prepared by DolmatConnell & Partners to evaluate the competitiveness of total compensation provided to our executive officers. Generally, the Compensation Committee targets between the 50th and 75th percentile of our peer group companies in establishing the base salaries of our executive officers, such that total cash compensation, including annual cash bonuses, is approximately at the 50th percentile of our peer group companies. For 2009, except as described below, the Compensation Committee approved annual merit increases to our named executive officers of approximately 3%, which is comparable to annual merit increases estimated at approximately 3-4% for comparable companies, based on our review of market data. As a result, 2009 base salaries and total cash compensation for our named executive officers were generally within the 50th to 75th percentile of our peer group, with the exception of Mr. Huennekens, whose base salary was within the 25th percentile of our peer group, and Mr. Dahldorf, whose base salary was within the 25th to 50th percentile of our peer group.

Following the review described above, in February 2009, our Compensation Committee approved annual merit increases to the base salary for Messrs. Dahldorf, Burgess and Lussier of approximately 3% from their 2008 base salaries. Effective in December 2008, in connection with the execution of an employment agreement, Mr. Quinoy’s base salary for 2008 increased to $300,000, based on the Compensation Committee’s consideration of his individual performance in 2007 and 2008, his promotion to Executive Vice President, Global Sales, and its determination that the increase was necessary in order to retain Mr. Quinoy. Mr. Quinoy’s base salary remained at $300,000 for 2009. In determining Mr. Lussier’s base salary, the Compensation Committee took into consideration the base salaries paid to executives serving in comparable positions in comparable companies as well as his highly specialized qualifications and the unique responsibilities of our President of Volcano Europe and Clinical and Scientific Affairs which are not typical of the comparable positions. In 2009, the base salary for Mr. Lussier, President of Volcano Europe and Clinical and Scientific Affairs, was set at $389,171, which reflects the conversion of Mr. Lussier’s salary from euros at the average exchange rate for 2009.

The Compensation Committee met in an executive session, during which no officers were present, to review and approve Mr. Huennekens’ annual merit increase for 2009. Mr. Huennekens’ base salary for 2009 was increased by approximately 3%, which reflects the Compensation Committee’s evaluation of Mr. Huenneken’s performance in the previous year and review of base salaries paid to comparable officers at our peer group companies.

The 2009 base salaries actually earned, in dollars, as compared to the 2008 base salaries in dollars, for our named executive officers, is as follows:

Executive Officer	2009	Percentage Increase from 2008 Base Salary
R. Scott Huennekens	$412,000	3%
John T. Dahldorf	$273,000	3%
Vincent J. Burgess	$273,000	3%
Michel E. Lussier	$389,171	1%
Jorge J. Quinoy	$300,000	15	%(1)

(1)	Percentage increase from 2008 base salary reflects the increase over the amount Mr. Quinoy actually earned in 2008. During 2008, Mr. Quinoy earned $260,115 which represents his base salary for 2008 of $257,500 and the increase of his annual base salary to $300,000 that became effective on December 10, 2008.

Short-Term Incentive Compensation

Annual cash bonuses are designed to align our executive officers’ pay with overall company financial performance and provide a reward based on the achievement of, or contributions to, specifically identified corporate and individual performance objectives. At the beginning of each year, the Compensation Committee and Board of Directors establish performance objectives intended to reflect company achievements that are significant and critical value drivers and that they believe can reasonably be achieved in the applicable bonus year. Based on the recommendation of DolmatConnell & Partners and its review in April 2009, in July 2009 the Compensation Committee approved the Short Term Incentive Plan, or the “STI Plan,” to establish the 2009 bonus pool criteria and target bonus levels, including those for our named executive officers. In 2009, the Compensation Committee established the target bonus levels for our executive officers, which was within approximately the 25th percentile of our peer group. The funding of the bonus pool for annual cash bonuses is based on the achievement of financial metrics comprised of our 2009 revenue and operating income, and other key company-wide operational and financial objectives, which we refer to as our “key factors for success”, or together the “2009 Objectives”. The STI Plan assigns a 70% weighting to the achievement of the financial metrics and a 30% weighting to the achievement of the key factors for success to fund the bonus pool. The financial metrics are equally weighted between established revenue and operating income targets, which are set at or above our public guidance at the time the financial metrics are set. The financial metrics were set in the first quarter of 2009 and subsequently revised in the second quarter of 2009 after review by management and the Compensation Committee of changes in our business, including changes resulting from the termination of our distributor relationship with Goodman Company, Ltd. The STI Plan establishes a minimum threshold of 80% achievement of the 2009 Objectives for the funding of any amounts into the bonus pool under the STI Plan. The STI Plan also provides that individual bonus targets for executive officers for key factors of success will be based on such executive officer’s achievement of company-wide and respective departmental or functional area goals and objectives, as well as individual performance contributing to the achievement of such goals and objectives. According to the STI Plan, upon achievement of target goals and objectives at the 100% level, Vincent J. Burgess and Michael E. Lussier would be eligible to receive cash bonuses of approximately 20% of their respective annual base salary, with a range of between 0% and 40% of such officer’s respective 2009 base salary depending upon the level of achievement of the 2009 Objectives. Incentive compensation payments to R. Scott Huennekens, John T. Dahldorf and Jorge J. Quinoy for 2009 performance will continue to be governed by their respective employment agreements, as discussed below. Our employment agreements with R. Scott Huennekens, John T. Dahldorf and Jorge J. Quinoy for 2009 performance provide that the target cash incentive compensation amounts for Messrs. Huennekens, Dahldorf and Quinoy are 50%, 40% and 50%, respectively, of their annual base salary, if the 2009 Objectives are achieved at target levels.

The Compensation Committee then considers the overall cash compensation of the executive officers relative to the peer group of companies along with the actual performance and other factors determined by the Compensation Committee in determining the individual cash bonus amounts to be awarded to the executive officers. The Compensation Committee and Board of Directors also retain discretion to increase, reduce or eliminate bonus payments that otherwise would be payable to our executive officers based on actual performance and other factors determined by the Compensation Committee. In addition, the target cash incentive compensation percentages shall be reviewed annually by our Board of Directors or the Compensation Committee and, in its sole discretion, may be adjusted upward.

Key Factors for Success

In February 2009, Mr. Huennekens and other officers of the Company established our key factors for success. In establishing the key factors for success, our executive management met with department heads to determine stretch targets for each department to be included in our operating plan for 2009, considered macroeconomic factors and trends and discussed other matters that would contribute positively to the our business and growth. In February 2009, Mr. Huennekens presented to the Compensation Committee for its review and revision, and to the Board of Directors for its approval, these key factors for success.

The key factors for success in 2009 reflect performance objectives that the Compensation Committee and Board of Directors believed would have a positive impact on our future company performance and would reasonably be achieved in 2009, including achievement of financial objectives in accordance with the budget, preparing for new product launches and meeting product development timelines, expanding market share of existing businesses and driving market growth in current markets, development of a product candidate pipeline, creating a direct sales force in Japan to handle product sales in Japan, integration of strategic partnerships, collaborations and acquisitions, facilitation of ongoing clinical activities and regulatory approvals, executing expansion strategies in key domestic and international markets, and maintaining our positive corporate culture by meeting customer needs, improving patient care and hiring and retaining key employees. In February 2009, the key factors for success for 2009 were approved by our Board of Directors. We do not allocate specific weights among the key factors for success and, instead, the Compensation Committee quantitatively and qualitatively reviews each key factor for success and evaluates individual performance in achieving such goals and objectives.

In February 2010, the Compensation Committee determined that Volcano had met or exceeded the 2009 key factors for success approved by the Board of Directors, with the exception of the achievement of certain targeted product development milestones and related cost objectives. In particular, the Compensation Committee weighted as highly significant the achievement of our annual revenue, gross margin and operating income targets, as well as market growth for our IVUS and FM products. The Compensation Committee determined that the revenue financial metric and income financial metric under the STI Plan were both exceeded. Additionally, they considered that we successfully introduced planned key products and made significant improvements to existing products, successfully integrated acquired businesses and related technology platforms and product lines into existing Volcano products, implemented the direct sales efforts in Japan and successfully executed our sales force strategy, including sales force direction, focus and expansion in key markets, achieved clinical studies enrollment targets and clinical study publication efforts, and achieved strategic expansion initiatives. The Compensation Committee also took into account improvements in our organizational development, including integration of key hires, and other initiatives to position the company for success in 2009 and beyond.

As described above, 30% of the base cash incentive bonus targets for Messrs. Huennekens, Dahldorf, Burgess and Lussier for 2009 were based on the Compensation Committee’s assessment after the end of the fiscal year as to the extent we achieved our annual key factors for success, which include company-wide and departmental or functional area goals and objectives, as well as individual performance contributing to the achievement of such goals and objectives. The actual cash incentive bonus awarded to Mr. Quinoy was in the form of sales commissions based upon achievement of his annual sales quotas.

Individual Cash Bonus Determinations

As described above, the initial 2009 cash incentive bonus targets for Mr. Huennekens and Mr. Dahldorf established when we entered into their respective employment agreements, were 50% and 40% of their base salaries, respectively. Each of their respective employment agreements provides that these target cash incentive bonus percentages are to be reviewed annually by our Board of Directors or the Compensation Committee and, in its sole discretion, may be adjusted upward. For 2009, Mr. Huennekens and Mr. Dahldorf earned an annual base salary of $412,000 and $273,000, respectively.

For 2009, as established in his employment agreement dated December 2008, the target cash incentive compensation amount for Mr. Quinoy was $150,000, which reflects 50% of his base salary for 2009. The target incentive compensation amount of $150,000 would be earned by Mr. Quinoy upon achievement of 100% of his performance objectives, and pro-rated for other achievement levels. In particular, if Mr. Quinoy achieves from 80% to 109% of his performance objectives, he would be entitled to incentive compensation equal to the target amount ($150,000) multiplied by actual percentage achieved. If Mr. Quinoy achieves below 80% of the performance objectives, he would not be entitled to any incentive compensation amount. If Mr. Quinoy achieves 110% or greater, he would be entitled to incentive compensation equal to the target amount multiplied by the actual percentage achieved plus 10%. The performance objectives for 2009 were comprised of total revenues generated by us from the sale and utilization of IVUS and FM disposable products in the U.S., Japan and Asia Pacific, Latin America and Canada sales regions. Mr. Quinoy’s employment agreement provides that the target cash incentive compensation percentage shall be reviewed annually by our Board of Directors or the Compensation Committee and, in its sole discretion, may be adjusted upward. Mr. Quinoy’s employment agreement provides further that, at the end of each quarter, 80% of the projected achievement of the target cash incentive compensation for such quarter is to be paid to Mr. Quinoy, and the remaining amounts are to be paid after the fiscal year end, upon approval of the Board.

In February 2010, following review by the Compensation Committee of the achievement of the 2009 Objectives, including Mr. Huennekens’ individual contribution, the Compensation Committee awarded Mr. Huennekens a cash bonus of $500,000, representing approximately 121% of his 2009 annual base salary. In determining the cash bonus to Mr. Huennekens, the Compensation Committee specifically considered Mr. Huennekens’ role as our chief executive and his leadership in driving the achievement of the key factors for success in 2009, including implementing our business vision and strategy, executing business growth strategies, promoting leadership development initiatives and making significant contributions to our positive internal and external relations. The Compensation Committee also considered the fact that Mr. Huenneken’s 2009 base salary was at approximately the 25th percentile of our peer group, and that his 2009 salary and cash bonus of $500,000 would put Mr. Huennekens at approximately the 50th percentile of our peer group with respect to total cash compensation.

The Compensation Committee awarded Mr. Dahldorf a cash bonus of $140,000 in February 2010, representing approximately 51% of his 2009 annual base salary. In determining the cash bonus to Mr. Dahldorf, the Compensation Committee specifically considered his management of our timely financial reporting and audit processes and procedures, executing initiatives to reduce financial operational costs and increase financial operational efficiency, contributions to maintaining positive investor relations, support of business development strategies and implementation of infrastructure, business systems and human resources initiatives. The Compensation Committee also considered Mr. Dahldorf’s overall cash compensation for 2009 and the fact that his 2009 base salary was below the 50th percentile of our peer group companies.

The Compensation Committee awarded Mr. Burgess a cash bonus of $115,000, representing a payout of 42% of his 2009 base salary. The Compensation Committee determined that Mr. Burgess had achieved his key factors for success, including achievement of targets related to overseeing significant business development, product development and product management functions in coordination with our research and development and other functional departments, overseeing the integration and expansion of the Optical Coherence Tomography (OCT) product line and technology, successfully launching key products and product improvements, supporting existing products and sales support and promotion efforts, developing and improving our U.S.-based marketing organization and his contributions to our achievement of 2009 worldwide sales and operating plans for key products. The Compensation Committee also considered Mr. Burgess’ 2009 base salary relative to our peer group companies.

The Compensation Committee awarded to Mr. Lussier a cash bonus of $70,000 (which was converted and paid in euros at the then applicable exchange rate), representing a payout of 18% of his 2009 base salary. The Compensation Committee determined that Mr. Lussier had achieved his key factors for success, including achievement of targets related to and overall financial and corporate performance in Europe, Africa, the Middle East and India, revenue targets for those markets, expanding market share of key products in those markets, implementing initiatives for sustainable growth in those markets, leading and supporting clinical studies efforts and contributing to successful execution of business development strategies in those markets.

The Compensation Committee also determined that Mr. Quinoy achieved approximately 102% of his 2009 sales quota and approved a cash bonus of $153,315 in accordance with his employment agreement. Such cash bonus represents approximately 51% of Mr. Quinoy’s 2009 annual base salary.

If the performance objectives that led to a bonus determination are restated, or found not to have been met to the extent originally believed by the Compensation Committee, the Compensation Committee will determine at such time whether it would be appropriate to recover bonuses from our executive officers.

In early 2010, our management established the key factors for success for 2010. In February 2010, our Board of Directors reviewed and approved such key factors for success for our fiscal year ending December 31, 2010. These performance objectives include specific objectives relating to the achievement of personal, team and company-wide performance milestones. The performance criteria were approved by our Board of Directors in conjunction with the approval of our annual operating budget.

Long-Term Incentive Compensation. Stock-based awards provide our executive officers with the opportunity to build an equity interest in the company and to share in the potential appreciation of the value of our common stock. Our Compensation Committee targets approximately the 75th percentile of our peer group companies in long-term incentive compensation for our executive officers, and, as discussed above, approximately the 50th percentile of our peer group companies with respect to total cash compensation, so that the total compensation of our executive officers emphasizes and rewards long-term performance. Prior to 2008, our stock-based awards were comprised solely of stock option grants. In February 2008, as part of our annual equity compensation grant process, after review of market data provided by DolmatConnell & Partners regarding the types of equity awards granted by peer group companies, and to reduce potential dilution to our stockholders and the associated accounting expense, the Compensation Committee determined that a combination of stock options and RSUs would be granted to certain of our key employees, including to each of our named executive officers. Our long-term performance ultimately determines the value of stock options and RSUs, because gains from stock option exercises and RSUs are entirely dependent on the long-term appreciation of our stock price.

Each RSU represents a right to receive one share of our common stock (subject to adjustment for certain specified changes in our capital structure) upon the completion of a specified period of continued service. RSUs will generally vest 25% each year on the anniversary of the grant date, subject to the individual’s continued service through each such date, so that the award is fully vested on the fourth anniversary of the grant date.

For an initial grant, stock options generally vest 25% on the first anniversary of the original grant date, with the balance vesting monthly over the remaining three years. For subsequent grants to executive officers, the options generally vest monthly over a four-year term. We generally grant options that are exercisable immediately regardless of the vesting status of the option with the company retaining a right to repurchase exercised unvested shares at the original exercise price of the option. Stock options are granted at the fair market value of our common stock on the date of the grant. We do not grant stock options at a discount to fair market value or reduce the exercise price of outstanding stock options except in the case of a stock split or other similar event, as defined in our equity compensation plans which are administered by the Compensation Committee. We do not grant stock options with a so-called “reload” feature, nor do we loan funds to executive officers to enable them to exercise stock options.

The guidelines for the number of stock-based awards for each participant under the equity compensation plans are generally determined by applying several factors to the annual base salary and performance level of each participant and then related to the approximate market price of the stock at the time of grant. In determining stock-based awards to our named executive officers in February 2009, our Compensation Committee considered each named executive officer’s position and level of responsibility, performance, as well as the competitiveness of the named executive officer’s overall compensation arrangements, including stock-based awards and anticipated option grants and RSU awards to be made to our employees. In determining these grants, our Compensation Committee’s goal was to ensure a level of incentive compensation for each named executive officer that is appropriately linked to our long-term performance and aligns our named executive officers’ performance objectives with the interests of our stockholders. The Compensation Committee also considers the recommendations of Mr. Huennekens in determining stock-based award recommendations for our other named executive officers.

In February 2009, our Compensation Committee approved the grant of options to purchase the following numbers of shares to the following named executive officers: Mr. Huennekens, 80,000 shares; Mr. Dahldorf, 42,500 shares; Mr. Burgess, 35,000 shares; Mr. Lussier, 35,000 shares; and Mr. Quinoy, 30,000 shares. All of these option grants were made at an exercise price of $13.69 per share, which was equal to the fair market value of a share of our common stock on the date of grant as determined in accordance with the provisions of our 2005 Equity Compensation Plan. Each option vests in 48 equal monthly installments from the date of grant. In addition, in February 2009, the Compensation Committee approved the grant of the following number of RSUs to the following named executive officers: Mr. Huennekens, 45,000 RSUs; Mr. Dahldorf, 24,500 RSUs; Mr. Burgess, 22,500 RSUs; Mr. Lussier, 22,500 RSUs; and Mr. Quinoy, 80,000 RSUs. Each of these RSUs will vest 25% each year on the anniversary of the grant date, subject to the individual’s continued service through each such date, so that the award is fully vested on the fourth anniversary of the grant date. Other than with respect to Mr. Quinoy, the fair value of the options as compared to RSUs granted in February 2009 to each of the named executive officers was approximately equal. The allocation between stock options and RSUs for Mr. Quinoy for 2009 was negotiated in connection with his employment agreement in December 2008. The fair value of the stock options and RSUs awarded to our other executive officers for 2009 was at approximately the 75th percentile of our peer group companies.

In January 2007, the Compensation Committee adopted a written policy for the granting of equity compensation to employees other than our Section 16 reporting officers. The Compensation Committee is responsible for granting equity compensation to our Section 16 reporting officers and the policy “Regarding the Granting of Equity-Based Compensation Awards” sets forth the policies regarding the grant of equity compensation to other employees. For 2009, stock-based awards to the executive officers were granted by the Compensation Committee at its meeting in February 2009. The Stock Option Committee, comprised of our President and Chief Executive Officer and our Chief Financial Officer, has been delegated the authority by the Compensation Committee to grant options and other equity-based awards to employees who are not executive officers. The Stock Option Committee meets on the first business day of the first month of each quarter. Options are granted at the first meeting of the Stock Option Committee following the employee’s hire or promotion. Our policy is also to grant annual awards to certain key employees. The options granted by the Stock Option Committee are reported to the Compensation Committee. Options granted in 2009 were granted at the fair market value on the date of grant, which is the closing price as listed on the NASDAQ Global Market on the grant date.

Other Benefits. Our U.S.-based executive officers also participate in our other benefit plans on the same terms as other employees. These plans include medical, dental, life and disability insurance. Relocation benefits also are reimbursed and are individually negotiated when they occur. Except as described below for Mr. Dahldorf, Mr. Lussier and Mr. Quinoy, we do not provide any perquisites or other benefits to senior management. These benefits are consistent with those offered by other companies and specifically by those companies with which we compete for employees.

In connection with Mr. Dahldorf’s relocation to San Diego, California, to be in closer proximity to our principal executive offices, in February 2009 the Compensation Committee approved the payment to Mr. Dahldorf of the following expenses: closing costs incurred upon the sale of Mr. Dahldorf’s residence; closing costs incurred upon the purchase of a residence in the San Diego area; moving expenses of household goods; rental expenses for temporary storage of household goods for up to six months; travel expenses for up to three trips for Mr. Dahldorf and his immediate family to identify a potential residence in the San Diego area; rental and related costs for temporary housing in San Diego for up to six months; and transportation costs for Mr. Dahldorf and his immediate family to San Diego. In addition, in connection with the sale of Mr. Dahldorf’s residence, we agreed to pay to Mr. Dahldorf an amount, not to exceed $122,000, to the extent the sales price of his residence was below the original purchase price (in addition to payment of the balance of his mortgage to the extent that the sales price of the residence is less than the outstanding mortgage amount). Further, in the event Mr. Dahldorf had been unable to sell his residence within six months of the initial listing, we agreed to purchase the home from Mr. Dahldorf at his original purchase price. The Compensation Committee further authorized us to “gross up” the foregoing payments to the extent Mr. Dahldorf would incur any additional tax liability in connection with such payments. Reimbursed costs include $375,516 for closing costs related to the sale of his previous home (including reimbursement of lost equity) and the purchase of his new home, $31,595 for moving expenses and $23,001 for temporary housing during the moving process. The amount for reimbursement of closing costs was “grossed up” to include the tax liability Mr. Dahldorf incurred as a cost of this move.

In lieu of our standard set of benefits for our U.S.-based executive officers, Mr. Lussier receives benefits that are mandatory or customary for executives in his home country of Belgium and the European Union, including health insurance and retirement plan contributions, disability insurance, an auto allowance and a stipend intended to cover miscellaneous expenses. In addition, Mr. Lussier and our employees based in the

European Union participate in benefits that are mandatory for their home countries, such as contributions to a social security fund required under Belgium law.

Mr. Quinoy receives an auto allowance that is consistent and competitive with those companies with which we compete for employees.

Pension Benefits. Our named executive officers did not participate in, or otherwise receive, any benefits under, any tax qualified defined benefit or pension plan sponsored by us during the year ended December 31, 2009.

401(k) Plan. We maintain a retirement savings plan, or 401(k) Plan, for the benefit of our eligible U.S. based executives and employees. Our 401(k) Plan is intended to qualify as a defined contribution arrangement under Sections 401(a), 401(k) and 501(a) of the Internal Revenue Code, or Code. Participants may elect to defer a percentage of their eligible pretax earnings each year or contribute a fixed amount per pay period up to the maximum contribution permitted by the Code. All participants’ plan contributions are 100% vested at all times. All assets of our 401(k) Plan are currently invested, subject to participant-directed elections, in a variety of mutual funds chosen from time to time by us in our capacity as plan administrator. Subject to certain governmental regulations, distribution of a participant’s vested interest may occur upon termination of employment, including by reason of retirement, death or disability. Beginning in 2008, we make contributions equal to 25% of the participant’s contributions up to a maximum of 6% of the participant’s annual salary. Contributions made by us generally vest at a rate of 20% per year of the employee’s service, and are fully vested after five years of service.

Nonqualified Deferred Compensation. Other than the 401(k) Plan, during the year ended December 31, 2009, our named executive officers did not contribute to, or earn any amounts with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.

Employment Agreements, Change in Control Arrangements, and Other Agreements. We have entered into formal employment agreements with Mr. Huennekens, our President and Chief Executive Officer, Mr. Dahldorf, our Chief Financial Officer and Secretary, Mr. Burgess, our former Group President, Advanced Imaging Systems and Executive Vice President, Marketing and Business Development, and Mr. Quinoy, our Executive Vice President of Global Sales. We have also entered into a Managing Director Agreement with Mr. Lussier, President of Volcano Europe and Clinical and Scientific Affairs. For all other executives, employment is “at-will” and the terms of employment are specified in formal offer letters which are extended to all executives prior to the commencement of employment. Other than Messrs. Huennekens, Dahldorf, Quinoy and Lussier, none of our current executive officers are entitled to any type of severance upon termination of employment. Under our option award agreements, including those agreements with each of our named executive officers, our right of repurchase shall lapse with respect to shares of our common stock issued or issuable upon the exercise of stock options upon a change in control transaction.

Mr. Huennekens’ employment agreement provides that upon a change in control (such as the acquisition by one or more persons of more than 35% of our combined voting power or assets of our company equal to at least 40% of the total gross fair market value of all of our company’s assets), we must require any successor to all or substantially all of our assets or business to expressly assume Mr. Huennekens’ employment agreement. Termination of Mr. Huennekens’ employment without cause (such as failure to perform his duties, and as further described in his employment agreement) or notification of resignation for good reason (such as a material change in the character or scope of his duties or responsibilities, and as further described in his employment agreement) by Mr. Huennekens, including written notice of resignation during the sixty day period following the date which is six months after a change in control, will entitle Mr. Huennekens to severance payments, including receipt of two times his then-current base salary, a pro-rated bonus for the year in which the termination occurs, two years of continuing health care coverage and two years of non-health insurance premiums, subject to execution of a general mutual release between Volcano and Mr. Huennekens. In the event that Mr. Huennekens’ employment is terminated due to his disability, Mr. Huennekens will be entitled to certain severance payments, including receipt of his then-current base salary, a pro-rated bonus for the year in which the termination occurs, one year of continuing health care coverage and one year of non-health insurance premiums, subject to execution of a release. In the event of Mr. Huennekens’ death while employed by us, we will pay to Mr. Huennekens’ heirs any unpaid benefits accrued or earned pursuant to the employment agreement or our benefit plans and programs and, subject to execution of a release, a lump sum amount, including receipt of his then-current base salary, a pro-rated bonus for the year, one year of non-health insurance premiums and one year of continuing health care coverage for his dependents. In addition, we may be required to pay an additional “gross-up” amount to Mr. Huennekens to the extent such payments constitute excess parachute payments as defined in Section 280G of the Code. The employment agreement for Mr. Huennekens was amended in February 2008 to clarify the manner in which his agreement complies with applicable changes to applicable tax laws and to reflect his current rate of base salary and target bonus in 2008.

Mr. Dahldorf’s employment agreement provides that upon a change in control (similarly defined as above), we must require any successor to all or substantially all of our assets or business to expressly assume Mr. Dahldorf’s employment agreement. Termination of Mr. Dahldorf’s employment without cause (similarly defined as above) or notification of resignation for good reason (similarly defined as above) by Mr. Dahldorf, including written notice of resignation during the sixty day period following the date which is six months after a change in control, will entitle Mr. Dahldorf to severance payments, including receipt of two times his then-current base salary, a pro-rated bonus for the year in which the termination occurs, two years of continuing health care coverage and two years of non-health insurance premiums, subject to execution of a general mutual release between Volcano and Mr. Dahldorf. In the event that Mr. Dahldorf’s employment is terminated due to his disability, Mr. Dahldorf will be entitled to certain severance payments, including receipt of his then-current base salary, a pro-rated bonus for the year in which the termination occurs, one year of continuing health care coverage and one year of non-health insurance premiums, subject to execution of a release. In the event of Mr. Dahldorf’s death while employed by us, we will pay to Mr. Dahldorf’s heirs any unpaid benefits accrued or earned pursuant to the employment agreement or our benefit plans and programs and, subject to execution of a release, a lump sum amount, including receipt of his then-current base salary, a pro-rated bonus for the year, one year of non-health insurance premiums and one year of continuing health care coverage for his dependents. In addition, we may be required to pay an additional “gross-up” amount to Mr. Dahldorf to the extent such payments constitute excess parachute payments as defined in Section 280G of the Code. The employment agreement for Mr. Dahldorf was amended in February 2008 to clarify the manner in which his agreement complies with changes to applicable tax laws and to reflect his current rate of base salary and target bonus in 2008.

The employment agreement that we entered into with Mr. Burgess on February 10, 2010 provided that upon a change in control (similarly defined as above), we must require any successor to all or substantially all of our assets or business to expressly assume Mr. Burgess’ employment agreement. Termination of Mr. Burgess’ employment without cause (similarly defined as above) or notification of resignation for good reason (similarly defined as above) by Mr. Burgess, including written notice of resignation during the sixty day period following the date which is six months after a change in control, would entitle Mr. Burgess to severance payments, including receipt of two times his then-current base salary, a pro-rated bonus for the year in which the termination occurs, two years of continuing health care coverage and two years of non-health insurance premiums, subject to execution of a general mutual release between Volcano and Mr. Burgess. Under his employment agreement, in the event that Mr. Burgess’ employment was terminated due to his disability, Mr. Burgess would be entitled to certain severance payments, including receipt of his then-current base salary, a pro-rated bonus for the year in which the termination occurs, one year of continuing health care coverage and one year of non-health insurance premiums, subject to execution of a release. In the event of Mr. Burgess’ death while employed by us, we would pay to Mr. Burgess’ heirs any unpaid benefits accrued or earned pursuant to the employment agreement or our benefit plans and programs and, subject to execution of a release, a lump sum amount, including receipt of his then-current base salary, a pro-rated bonus for the year, one year of non-health insurance premiums and one year of continuing health care coverage for his dependents. Effective March 5, 2010, Mr. Burgess resigned from all positions held with us. In connection with his resignation, we entered into a

Severance Agreement and Release with Mr. Burgess pursuant to which we agreed to provide Mr. Burgess the following severance benefits: (1) a single lump sum severance payment of $309,000; (2) extension of the post-termination exercise period applicable to vested and exercisable options held by Mr. Burgess so that such vested options remain exercisable until the earlier of (i) March 5, 2011 or (ii) the date such option would otherwise expire under its original terms; and (3) payment of premiums for continued coverage under our health insurance programs through the earliest of (i) March 31, 2011; (ii) the date Mr. Burgess becomes eligible for coverage under the health insurance program of a subsequent employer; or (iii) such other date as Mr. Burgess ceases to be eligible for coverage, In exchange for these benefits, Mr. Burgess agreed that he is not eligible to any other severance benefits, including any benefits described in his February 10, 2010 employment agreement, and executed a general release of Volcano.

Mr. Quinoy’s employment agreement provides that upon a change in control (similarly defined as above), we must require any successor to all or substantially all of our assets or business to expressly assume Mr. Quinoy’s employment agreement. Termination of Mr. Quinoy’s employment without cause (similarly defined as above) or notification of resignation for good reason (similarly defined as above) by Mr. Quinoy, including written notice of resignation during the sixty day period following the date which is six months after a change in control, will entitle Mr. Quinoy to severance payments, including receipt of his then-current annual base salary, a pro-rated bonus for the year in which the termination occurs, one year of continuing health care coverage and one year of non-health insurance premiums, subject to execution of a general mutual release of Volcano and Mr. Quinoy. In the event that Mr. Quinoy’s employment is terminated due to his disability, Mr. Quinoy will be entitled to certain severance payments, including receipt of his then-current base salary, a pro-rated bonus for the year in which the termination occurs, one year of continuing health care coverage and one year of non-health insurance premiums, subject to execution of a release. In the event of Mr. Quinoy’s death while employed by us, we will pay to Mr. Quinoy’s heirs any unpaid benefits accrued or earned pursuant to the employment agreement or our benefit plans and programs and, subject to execution of a release, a lump sum amount, including receipt of his then-current base salary, a pro-rated bonus for the year, one year of non-health insurance premiums and one year of continuing health care coverage for his dependents. In addition, we may be required to pay an additional “gross-up” amount to Mr. Quinoy to the extent such payments constitute excess parachute payments as defined in Section 280G of the Code. The employment agreement for Mr. Quinoy also reflects his current rate of base salary, target bonus and auto allowance in 2009.

Our wholly-owned subsidiary, Volcano Europe, entered into a Managing Director Agreement in March 2006 with Mr. Lussier, appointing him Managing Director of Volcano Europe. On July 1, 2007, Mr. Lussier was appointed as President of Volcano Europe and Clinical and Scientific Affairs. Pursuant to the agreement, Mr. Lussier was entitled to an annual salary of $349,989 (which reflects the conversion of his salary from euros at the then applicable exchange rate) in 2008, as described above. Mr. Lussier is also eligible, at the discretion of the Compensation Committee, to receive a cash incentive bonus depending on the achievement of overall corporate goals. In addition, Mr. Lussier is entitled to certain benefits that are mandatory or customary for executives in his home country of Belgium and the European Union. In setting compensation for Mr. Lussier, the Compensation Committee considers the performance of the company and performance for Volcano Europe, including annual revenue growth, performance to plan and execution of individual and corporate-wide strategic initiatives.

Accounting and Tax Considerations. Effective January 1, 2006, we adopted the fair value recognition provisions of the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC 718. Under ASC 718 we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. Compensation expense and tax considerations relating to the expense of stock options under ASC 718 are two of the many factors considered in the determination of the amount of stock option awards.

Section 162(m) of the Code limits Volcano to a deduction for federal income tax purposes of up to $1 million of compensation paid to certain named executive officers in a taxable year. Compensation above

$1 million may be deducted if it is “performance-based compensation.” Stock option awards under our equity compensation plans, to the extent a Board of Directors or a committee of the Board of Directors granting such stock awards is composed solely of “outside directors,” are performance-based compensation within the meaning of Section 162(m) and, as such, are fully deductible. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. The Compensation Committee intends to continue to evaluate the effects of the compensation limits of Section 162(m) and to grant compensation awards in the future in a manner consistent with the best interests of Volcano and its stockholders.

Summary Compensation Table

The following table sets forth certain summary information for the year indicated with respect to the compensation of our principal executive officer, principal financial officer and our three other highest paid executive officers for the year ended December 31, 2009. The officers listed in the table below are referred to in this proxy statement as the “named executive officers.”

SUMMARY COMPENSATION TABLE FOR 2009, 2008 AND 2007

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)		Total ($)
R. Scott Huennekens	2009	412,000		500,000	616,050	475,512	—	6,200	(5)	2,009,762
President and Chief Executive Officer	2008	400,000		440,000	648,000	615,530	—	2,626	(6)	2,106,156
	2007	360,500		360,000	—	1,514,272	—	—		2,234,772

John T. Dahldorf	2009	273,000		140,000	335,405	252,616	—	434,311	(5)(7)	1,435,332
Chief Financial Officer and Secretary	2008	265,000		120,000	243,000	230,824	—	3,811	(6)	862,635
	2007	256,250		100,000	—	662,494	—	—		1,018,744

Vincent J. Burgess	2009	273,000		—	308,025	208,037	115,000	4,125	(5)	908,187
Former Group President, Advanced Imaging Systems and Executive Vice President, Marketing and Business Development	2008	265,000		90,000	303,756	288,530	—	3,535	(6)	950,821
	2007	225,872		125,000	—	662,494	—	—		1,013,366

Michel E. Lussier	2009	389,171	(8)	—	308,025	208,037	70,000	141,316	(9)	1,116,549
President of Volcano Europe and Clinical and Scientific Affairs	2008	398,353	(10)	80,000	145,800	138,494	—	136,514	(11)	899,162
	2007	352,680	(12)	75,000	—	378,568	—	121,545	(13)	927,793

Jorge J. Quinoy	2009	300,000		—	1,095,200	178,317	153,315	15,312	(5)(14)	1,742,144
Executive Vice President, Global Sales	2008	260,115	(15)	—	218,700	207,741	80,800	14,338	(6)(14)	781,694
	2007	250,000		—	—	425,889	94,168	11,400	(14)	781,457

(1)	The amounts for 2009, 2008 and 2007 represent cash bonuses that were awarded for services performed in the fiscal years ended December 31, 2009, 2008 and 2007, respectively. Annual bonuses earned during a fiscal year are paid in the first quarter of the subsequent fiscal year.
(2)	Represents the grant date fair value in accordance with ASC 718. These amounts have been calculated in accordance with ASC 718 using the market price of our stock on the respective grant dates. Assumptions used in computing grant date fair value in accordance with ASC 718 are set forth in Note 5 “Stockholders’ Equity” to our audited financial statements included in our Annual Report on Form 10-K which was filed with the SEC on March 5, 2010.
(3)	Represents the grant date fair value in accordance with ASC 718. These amounts have been calculated in accordance with ASC 718 using the Black-Scholes-Merton option-pricing model, or Black-Scholes, on the respective grant dates. Assumptions used in computing grant date fair value in accordance with ASC 718 are set forth in Note 5 “Stockholders’ Equity” to our audited financial statements included in our Annual Report on Form 10-K which was filed with the SEC on March 5, 2010.
(4)	Represents cash award amounts for achievement of the 2009 Objectives pursuant to the STI Plan with respect to Messrs. Burgess and Lussier and sales commissions earned in the fiscal years ended December 31, 2009, 2008 and 2007 pursuant to Mr. Quinoy’s sales commission plan and employment agreement.

(5)	Includes matching contributions made by the company to a 401(k) defined contribution benefit plan for the following named executive officers: Mr. Huennekens, $3,450; Mr. Dahldorf, $4,199; Mr. Burgess, $4,125; and Mr. Quinoy, $3,912.
(6)	Represents matching contributions made by the company to a 401(k) defined contribution benefit plan for the following named executive officers: Mr. Huennekens, $2,626; Mr. Dahldorf, $3,811; Mr. Burgess, $3,535; and Mr. Quinoy, $2,938.
(7)	Includes payments of $430,112 made to Mr. Dahldorf to reimburse him for costs related to relocating himself and his family to our headquarters in San Diego, California. Reimbursed costs include $375,516 for closing costs related to the sale of his previous home (including reimbursement of lost equity) and the purchase of his new home, $31,595 for moving costs and $23,001 for temporary housing during the moving process. The amount for reimbursement of closing costs was “grossed up” to include any tax liability Mr. Dahldorf might incur as a cost of this move.
(8)	Mr. Lussier’s salary reflects the conversion of his salary from euros based on the average exchange rate during 2009, which was approximately 1.395 U.S. dollars to one euro.
(9)	Represents payments made to Mr. Lussier, or on his behalf, for 2009, as follows: $3,956 for disability insurance, $88,647 for health insurance and retirement plan premiums and insurance tax, $26,787 for an auto allowance, $17,742 for life insurance and $4,184 for a stipend intended to cover miscellaneous expenses, which payments were made in euros and converted to dollars based on the average exchange rate during 2009, which was approximately 1.395 U.S. dollars to one euro.
(10)	Mr. Lussier’s salary reflects the conversion of his salary from euros based on the average exchange rate during 2008, which was approximately 1.471 U.S. dollars to one euro.
(11)	Represents payments made to Mr. Lussier, or on his behalf, for 2008, as follows: $3,836 for disability insurance, $88,110 for health insurance and retirement plan premiums and insurance tax, $40,154 for an auto allowance, and $4,414 for a stipend intended to cover miscellaneous expenses, which payments were made in euros and converted to dollars based on the average exchange rate during 2008, which was approximately 1.471 U.S. dollars to one euro.
(12)	Mr. Lussier’s salary reflects the conversion of his salary from euros based on the average exchange rate during 2007, which was approximately 1.368 U.S. dollars to one euro.
(13)	Represents payments made to Mr. Lussier, or on his behalf, for 2007, as follows: $3,991 for life insurance, $3,164 for disability insurance, $80,623 for health insurance and retirement plan premiums and insurance tax, $5,695 for a housing subsidy, $23,968 for an auto allowance, and $4,104 for a stipend intended to cover miscellaneous expenses, which payments were made in euros and converted to dollars based on the average exchange rate during 2007, which was approximately 1.368 U.S. dollars to one euro.
(14)	Includes an auto allowance paid to Mr. Quinoy.
(15)	Mr. Quinoy’s annual base salary was $257,500, effective January 1, 2008. Subsequently, Mr. Quinoy entered into an employment agreement with us, effective December 10, 2008, which reflected his updated annual base salary of $300,000, which was prorated for the remaining year. The amount in the table above reflects the base salary that Mr. Quinoy actually earned in 2008.

GRANTS OF PLAN-BASED AWARDS TABLE—FISCAL 2009

The following table summarizes grants of plan-based awards made to our named executive officers in 2009.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Restricted Stock Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($ per share)	Grant Date Fair Value of Option Awards ($)(2)(3)
Name	Grant Date	Target ($)		Maximum ($)
R. Scott Huennekens	2/3/2009	—		—	45,000	616,050	80,000	13.69	475,512
John T. Dahldorf	2/3/2009	—		—	24,500	335,405	42,500	13.69	252,616
Vincent J. Burgess	2/3/2009	—		—	22,500	308,025	35,000	13.69	208,037
		54,600		109,200
Michel E. Lussier	2/3/2009	—		—	22,500	308,025	35,000	13.69	208,037
		77,834		155,668
Jorge J. Quinoy	2/3/2009	—		—	80,000	1,095,200	30,000	13.69	178,317
		150,000	(5)	—

(1)	The dollar amounts in these columns represent the target and maximum amounts of each named executive officer’s annual cash bonus award for the year ended December 31, 2009 pursuant to the STI Plan. The actual cash bonus award earned for the year ended December 31, 2009 for each named executive officer is set forth in the Summary Compensation Table above. The STI Plan requires that we achieve at least 80% of the 2009 Objectives in order for any bonus award payouts to occur. Target amounts represent 20% of 2009 base salary for Messrs. Burgess and Lussier. Maximum amounts represent 40% of 2009 base salary for Messrs. Burgess and Lussier. For a description of Volcano’s STI Plan, see “Compensation Discussion and Analysis—Executive Compensation Program—Annual Cash Bonuses.”
(2)	The restricted stock unit awards were granted by our Compensation Committee pursuant to our 2005 Equity Compensation Plan and vests as to 1/4th of the shares annually over four years commencing on the grant date. For more information on the terms of the restricted stock units granted to our named executive officers in fiscal 2009, please see “Executive Compensation—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Restricted Stock Awards and Restricted Stock Unit Awards” below.
(3)	Represents the grant date fair value of each award determined in accordance with ASC 718. Assumptions used in computing grant date fair value in accordance with ASC 718 are set forth in Note 5 “Stockholders’ Equity” to our audited financial statements included in our Annual Report on Form 10-K that was filed with the SEC on March 5, 2010.
(4)	These stock options were granted by our Compensation Committee pursuant to our 2005 Equity Compensation Plan and vest as to 1/48th of the shares subject to the stock option monthly over four years commencing on the grant date. For more information on the terms of the stock options granted to our named executive officers in fiscal 2009, please see “Executive Compensation—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Stock Options” below.
(5)	Represents Mr. Quinoy’s target incentive compensation upon achievement of 100% of his performance objectives, and is pro-rated for other achievement levels, as provided under Mr. Quinoy’s employment agreement. The actual amount earned by Mr. Quinoy for the fiscal year ended December 31, 2009 is $153,315, and is in the form of sales commissions primarily based on the total revenues generated by us from the sale and utilization of IVUS and FM disposable products in the U.S., Japan and Asia Pacific, Latin America and Canada sales regions.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

Our President and Chief Executive Officer, Chief Financial Officer, Executive Vice President, Global Sales and Group President, Advanced Imaging Systems and Executive Vice President, Marketing and Business Development, have entered into written employment agreements with us, and our President of Volcano Europe and Clinical and Scientific Affairs entered into a Managing Director Agreement with Volcano Europe. Our Group President, Advanced Imaging Systems and Executive Vice President, Marketing and Business Development resigned from all positions with us, effective as of March 5, 2010. In connection with his resignation, we entered into a Severance Agreement and Release with Mr. Burgess. Descriptions of these agreements with our named executive officers are included in the “Compensation Discussion and Analysis” above.

Annual Cash Incentive Awards

Annual cash incentive bonuses for Mr. Huennekens, Mr. Dahldorf and Mr. Quinoy are established as part of their respective individual employment agreements. For 2009, Messrs. Burgess and Lussier were eligible to receive an annual cash incentive bonus pursuant to the STI Plan as determined by the Compensation Committee. For more information regarding our annual cash incentive awards, please see the “Compensation Discussion and Analysis” above.

Equity Compensation Arrangements

We may grant stock options, RSUs and other stock-based awards to our named executive officers through the equity plans set forth below. The following is a brief description of certain of the terms of stock awards that may be granted under such plans.

2000 Long Term Incentive Plan

Our 2000 Long Term Incentive Plan, or the 2000 Plan, was adopted in October 2000. When our 2005 Equity Compensation Plan, or the 2005 Plan, was approved by our stockholders in October 2005, all shares then remaining available for issuance under the 2000 Plan became available for issuance under the 2005 Plan. Any shares issued upon the exercise of awards outstanding under the 2000 Plan reduce the number of shares available for issuance under the 2005 Plan and any shares returned to the 2000 Plan as a result of termination of options or the repurchase of shares thereunder become available for issuance under the 2005 Plan. The following is a brief description of certain of the permissible terms of options granted under the 2000 Plan:

Exercise Price and Term. The plan administrator determines the exercise price of options granted under the 2000 Plan, but with respect to all options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. The term of an option may not exceed ten years. With respect to an incentive stock option granted to any participant who owns 10% or more of the voting power of all classes of our outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date.

Vesting. The plan administrator determines the vesting terms of options granted under the 2000 Plan, but shares subject to options under the 2000 Plan generally vest in a series of installments over an optionee’s period of service. Outstanding options granted to our executive officers under the 2000 Plan vest as to 1/4th of the shares of common stock subject to the stock option on the anniversary of the option grant date, and vest as to 1/48th of the shares subject to the stock option each month thereafter.

Corporate Transactions. In the event of a significant corporate transaction, each outstanding option shall be assumed or an equivalent option or right will be substituted by a successor corporation or a parent or subsidiary of such successor corporation. If the successor corporation does not agree to assume the option or to substitute an equivalent option or right, the options will terminate upon the consummation of the transaction. Our form of optionee restriction agreement provides that our right of repurchase shall expire with respect to all of the shares acquired upon the consummation of a Company Sale (as defined in such agreement).

2005 Equity Compensation Plan

Our 2005 Equity Compensation Plan, or the “2005 Plan”, was adopted in October 2005 and was amended by our Board of Directors in April 2007 and April 2009, as approved by our stockholders in June 2007 and July 2009. A maximum of 13,712,558 shares has been reserved for issuance under the 2005 Plan, as amended. During the year ended December 31, 2009, consistent with its practices for awarding stock options described in “Compensation Discussion and Analysis,” the Compensation Committee approved the grant of (i) options to purchase an aggregate of 222,500 shares of our common stock and (ii) an aggregate of 194,500 RSUs to our named executive officers on February 3, 2009 under our 2005 Plan, which grants were effective on February 3, 2009. The exercise price for these stock options is $13.69 per share, the closing price of our common stock on February 3, 2009, the date of grant. The options vest as to 1/48th of the shares subject to the stock options monthly over four years commencing on the grant date. The options expire on February 3, 2016, unless they are forfeited or expire earlier in accordance with their terms. The RSUs will vest, if at all, 25% each year on the anniversary of the grant date, subject to the respective officers’ continued service through each such date, so that the award is fully vested on the fourth anniversary of the grant date. The 2005 Plan allows the grant of incentive stock options, nonqualified stock options, restricted stock awards, restricted stock units and stock appreciation rights.

Administration. Our Board of Directors or a duly authorized committee of the Board of Directors administers the 2005 Plan. The plan administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards and the form of consideration, if any, payable upon the exercise of the award. With respect to options held by a person subject to Section 16 of the Exchange Act, the plan administrator may not amend existing awards to reduce their exercise price nor may the plan administrator institute an exchange program by which outstanding awards may be surrendered in exchange for awards with a lower exercise price.

Stock Options. The plan administrator determines the exercise price of options granted under the 2005 Plan, but with respect to all options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. The term of an option may not exceed seven years. With respect to an incentive stock option granted to any participant who owns 10% or more of the voting power of all classes of our outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date.

After termination of service, an employee, director or consultant, may exercise his or her option for the period of time as the plan administrator may determine. Generally, if termination is due to death or disability, the option will remain exercisable for one year. If termination is due to misconduct or breach of an employment agreement with us, the option will terminate on the date of such termination or breach. In all other cases, the option will generally remain exercisable for ninety days. However, an option generally may not be exercised following the expiration of its term.

Restricted Stock Awards and Restricted Stock Unit Awards. Restricted stock awards and RSUs may be granted under the 2005 Plan. Restricted stock awards and restricted stock units are awards covering shares of our common stock that vest in accordance with terms and conditions established by the plan administrator. The plan administrator will determine the number of shares subject to the award granted to any employee, director or consultant. The plan administrator may impose whatever vesting restrictions it determines to be appropriate, including over a period of service or upon the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Stock Appreciation Rights. Stock appreciation rights may be granted under the 2005 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The plan administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof.

Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the award and all other terms and conditions of such awards.

Changes in Control. In the event of Volcano’s change in control, the plan administrator will provide written notice to each recipient of an equity award under the 2005 Plan. Unless determined otherwise by the plan administrator, all outstanding options and stock appreciation rights will automatically accelerate and become fully exercisable and the restrictions on all restricted stock awards and restricted stock units will immediately lapse. In addition, with respect to stock awards granted prior to July 29, 2009, if, upon a change in control, Volcano is not the surviving corporation or survives only as a subsidiary of another corporation, each participant holding such an outstanding award will have the right to elect, within thirty (30) days after receiving notice of the pending transaction (or such longer period as needed under applicable law), one of the following two methods of treating all of his or her award: (1) all such awards that are (x) options or stock appreciation rights and that are not exercised prior to the closing of the transaction will be assumed by, or replaced with comparable options or stock appreciation rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation) in a manner that complies with Code Section 409A, and (y) restricted stock awards and restricted stock units will be converted into comparable full-value stock awards of the surviving corporation (or a parent or subsidiary of the surviving corporation); or (2) each such award will be surrendered in exchange for a payment, immediately prior to the effectiveness of the transaction, in cash or shares of stock (as elected by the participant), that is equal to the fair market value of the shares underlying such award, less any exercise or strike price. To the extent the board determines that it is commercially unreasonable (e.g., due to cost or limitations under applicable laws) to provide for such an election, the participant will instead receive a cash payment in the amount calculated pursuant to alternative (2) above at the effective time of the transaction as his or her sole entitlement.

2007 Employee Stock Purchase Plan

Additional long-term equity incentives are provided through our 2007 Employee Stock Purchase Plan, or the ESPP, in which all regular U.S. employees, including executive officers, employed by us or by any of our affiliates may participate and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock under the ESPP. An aggregate of 1,100,000 shares have been reserved under the ESPP as of January 1, 2010. Such number of shares will increase on January 1 of each year from 2010 to 2017 by an amount equal to the lesser of (a) 1.5% of the total number of our shares outstanding on December 31st of the preceding calendar year, or (b) 600,000 shares, unless otherwise determined by our Board of Directors. The ESPP is implemented through a series of offerings of purchase rights to eligible employees. In November 2009, our Board of Directors voted not to increase the reserved number of shares under the ESPP for 2010 pursuant to the automatic increase provision. Under the ESPP, we may specify offerings with a duration of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. Unless otherwise determined by our Board of Directors, common stock is purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (a) 85% of the fair market value of a share of our common stock on the first date of an offering or (b) 85% of the fair market value of a share of our common stock on the date of purchase.

Outstanding Equity Awards at 2009 Fiscal Year-End

The Compensation Committee approved awards under our 2000 Long Term Incentive Plan and our 2005 Equity Compensation Plan to certain of our named executive officers. Set forth below is information regarding stock options outstanding to our named executive officers as of December 31, 2009.

2009 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)
R. Scott Huennekens	3,030	(2)	—	0.33	6/11/2012	—		—
	292,227	(3)	—	0.33	7/29/2014	—		—
	172,727	(4)	—	6.49	7/13/2015	—		—
	160,000	(5)	—	19.11	1/24/2014	—		—
	100,000	(6)	—	12.96	2/27/2015	—		—
	80,000	(7)	—	13.69	2/3/2016	—		—
	—		—	—	—	37,500	(8)	651,750
	—		—	—	—	45,000	(9)	675,000
John T. Dahldorf	64,343	(3)	—	0.33	7/29/2014	—		—
	45,454	(4)	—	6.49	7/13/2015	—		—
	70,000	(5)	—	19.11	1/24/2014	—		—
	37,500	(6)	—	12.96	2/27/2015	—		—
	42,500	(7)	—	13.69	2/3/2016	—		—
	—		—	—	—	14,062	(8)	244,398
	—		—	—	—	24,500	(9)	367,500
Vincent J. Burgess	36,363	(4)	—	6.49	7/13/2015	—		—
	70,000	(5)	—	19.11	1/24/2014	—		—
	46,875	(6)	—	12.96	2/27/2015	—		—
	35,000	(7)	—	13.69	2/3/2016	—		—
	—		—	—	—	17,578	(8)	305,506
	—		—	—	—	22,500	(9)	337,500
Michel E. Lussier	41,454	(10)	—	0.33	11/13/2012	—		—
	36,363	(11)	—	0.33	9/25/2013	—		—
	36,363	(4)	—	6.49	7/13/2015	—		—
	40,000	(5)	—	19.11	1/24/2014	—		—
	22,500	(6)	—	12.96	2/27/2015	—		—
	35,000	(7)	—	13.69	2/3/2016	—		—
	—		—	—	—	8,437	(8)	146,635
	—		—	—	—	22,500	(9)	337,500
Jorge J. Quinoy	60,909	(4)	—	0.33	7/24/2013	—		—
	947	(13)	—	1.65	1/18/2015	—		—
	27,272	(4)	—	6.49	7/13/2015	—		—
	45,000	(5)	—	19.11	1/24/2014	—		—
	33,750	(6)	—	12.96	2/27/2015	—		—
	30,000	(7)	—	13.69	2/3/2016	—		—
	—		—	—	—	12,656	(8)	219,961
	—		—	—	—	80,000	(9)	1,200,000

(1)	Stock options may be exercised prior to vesting, or early exercised, subject to repurchase rights in favor of Volcano that expire over the vesting periods indicated in the footnotes below. Accordingly, all stock options granted to the named executive officers that were outstanding as of December 31, 2009 were exercisable in full and are included in the table above.
(2)	The stock option vested as to 1/4th of the shares of common stock subject to the stock option on June 11, 2003, and vested as to 1/48th of the shares subject to the stock option each month thereafter.
(3)	The stock option vested as to 1/48th of the shares subject to the stock option on each month commencing on August 29, 2004.
(4)	The stock option vests as to 1/48th of the shares subject to the stock option on each month commencing on August 13, 2005.
(5)	The stock option vests as to 1/48th of the shares subject to the stock option on each month commencing on February 25, 2007.
(6)	The stock option vests as to 1/48th of the shares subject to the stock option on each month commencing on March 27, 2008.
(7)	The stock option vests as to 1/48th of the shares subject to the stock option on each month commencing on March 3, 2009.
(8)	The restricted stock units vest as to 1/4th of the shares of common stock subject to the restricted stock unit each year commencing on February 27, 2009.
(9)	The restricted stock units vest as to 1/4th of the shares of common stock subject to the restricted stock unit each year commencing on February 3, 2010.
(10)

The stock option vested as to 1/4th of the shares of common stock subject to the stock option on August 1, 2003, and vested as to 1/48th of the shares subject to the stock option each month thereafter.

(11)

The stock option vested as to 1/4th of the shares of common stock subject to the stock option on September 25, 2004, and vested as to 1/48th of the shares subject to the stock option each month thereafter.

(12)	The stock option vests as to 1/48th of the shares subject to the stock option on each month commencing on February 18, 2005.

Option Exercises and Stock Vested During 2009

Set forth below is information regarding stock option exercises and stock vested for each of our named executive officers during the year ended December 31, 2009.

2009 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
R. Scott Huennekens	178,219	2,399,994	12,500	187,000
John T. Dahldorf	—	—	4,688	70,132
Vincent J. Burgess	—	—	5,860	87,666
Michel E. Lussier	4,000	54,720	2,813	42,082
Jorge J. Quinoy	—	—	4,219	63,116

Other Compensatory Arrangements

For a description of the other elements of our executive compensation program, see “Compensation Discussion and Analysis” above.

Potential Payments Upon Termination or Change in Control

See “Employment Agreements, Change in Control Arrangements, and Other Agreements” above for a description of the compensation and benefits payable to each of our named executive officers in certain termination situations. The amount of compensation and benefits payable to each named executive officer in various termination situations has been estimated in the tables below. The tables below do not include amounts in which the named executive officer had already vested as of December 31, 2009. Such vested amounts would include vested stock options and accrued wages and vacation. The actual amount of compensation and benefits payable in any termination event can only be determined at the time of the termination of the named executive officer’s employment with us.

R. Scott Huennekens

The following table describes the potential payments and benefits for Mr. Huennekens upon employment termination or a change in control as if his employment had terminated or such change in control had occurred, as applicable, as of December 31, 2009, the last day of our last fiscal year:

Compensation and Benefits	Termination Without Cause or for Good Reason Not In Connection with Change in Control	Termination Without Cause or for Good Reason In Connection with Change in Control		Vesting Acceleration Upon Change in Control Not Dependent on Termination		Termination Due to Disability	Termination Due to Death
Base Salary Payment(1)	$824,000	$824,000		$—		$412,000	$412,000
Pro-Rated Bonus	206,000	206,000		—		206,000	206,000
Stock Option Vesting Acceleration(2)	—	473,121	(3)	473,121	(3)	—	—
Restricted Stock Units Vesting Acceleration(2)				1,433,850	(4)
Insurance Payments and COBRA Premiums(5)	63,775	63,775		—		31,887	31,887

Total	$1,093,775	$1,566,894		$1,906,971		$649,887	$649,887

(1)	If termination of employment occurs immediately prior to, or within twelve months after, a change in control, the base salary payments shall be equal to twice Mr. Huennekens’ then-current annual salary in the form of a lump sum payment. If termination of employment does not occur immediately prior to, on or within twelve months after a change in control, the base salary payments shall be in the form of equal monthly cash payments paid over a period of eighteen or twenty-four months, as set forth in his employment agreement. In the event termination of employment occurs in connection with his disability or death, base salary payments shall be equal to his annual salary as set forth in his employment agreement.
(2)	Such benefit occurs automatically upon the consummation of a change in control and is not dependent on termination without cause or for good reason in connection with a change in control.
(3)	The value of vesting acceleration is based on the $17.38 closing price of our common stock on December 31, 2009, with respect to in-the-money unvested option shares minus the exercise price of the unvested option shares.
(4)	The value of vesting acceleration is based on the $17.38 closing price of our common stock on December 31, 2009, with respect to unvested restricted stock units.
(5)	The portion comprised of non-health insurance premiums represents the average monthly cost of non-voluntary, non-health insurance benefits to Mr. Huennekens paid in 2009, multiplied by twenty-four months, in the case of termination without cause or for good reason, or twelve months, in the case of termination due to disability or death.

John T. Dahldorf

The following table describes the potential payments and benefits for Mr. Dahldorf upon employment termination or a change in control as if his employment had terminated or such change in control had occurred, as applicable, as of December 31, 2009, the last day of our last fiscal year:

Compensation and Benefits	Termination Without Cause or for Good Reason Not In Connection with Change in Control	Termination Without Cause or for Good Reason In Connection with Change in Control		Vesting Acceleration Upon Change in Control Not Dependent on Termination		Termination Due to Disability	Termination Due to Death
Base Salary Payment(1)	$546,000	$546,000		$—		$273,000	$273,000
Pro-Rated Bonus	109,200	109,200		—		109,200	109,200
Stock Option Vesting Acceleration(2)	—	213,937	(3)	213,937	(3)	—	—
Restricted Stock Units Vesting Acceleration(2)				670,208	(4)
Insurance Payments and COBRA Premiums(5)	71,217	71,217		—		35,609	35,609

Total	$726,417	$940,354		$884,145		$417,809	$417,809

(1)	If termination of employment occurs immediately prior to, or within twelve months after, a change in control, the base salary payments shall be equal to twice Mr. Dahldorf’s then-current annual salary in the form of a lump sum payment. If termination of employment does not occur immediately prior to, on or within twelve months after a change in control, the base salary payments shall be in the form of equal monthly cash payments paid over a period of eighteen or twenty-four months, as set forth in his employment agreement. In the event termination of employment occurs in connection with his disability or death, base salary payments shall be equal to his annual salary as set forth in his employment agreement.
(2)	Such benefit occurs automatically upon the consummation of a change in control and is not dependent on termination without cause or for good reason in connection with a change in control.
(3)	The value of vesting acceleration is based on the $17.38 closing price of our common stock on December 31, 2009, with respect to in-the-money unvested option shares minus the exercise price of the unvested option shares.
(4)	The value of vesting acceleration is based on the $17.38 closing price of our common stock on December 31, 2009, with respect to unvested restricted stock units.
(5)	The portion comprised of non-health insurance premiums represents the average monthly cost of non-voluntary, non-health insurance benefits to Mr. Dahldorf paid in 2009, multiplied by twenty-four months, in the case of termination without cause or for good reason, or twelve months, in the case of termination due to disability or death.

Vincent J. Burgess

The following table describes the potential benefits for Mr. Burgess if the unvested options he held as of December 31, 2009, the last business day of our last fiscal year, had become fully vested as a result of a change in control on December 31, 2009:

Named Executive Officer	Stock Option Vesting Acceleration(1)(2)	Restricted Stock Units Vesting Acceleration(2)(3)
Vincent J. Burgess	$214,474	$696,556

(1)	The value of vesting acceleration is based on the $17.38 closing price of our common stock on December 31, 2009, with respect to in-the-money unvested option shares minus the exercise price of the unvested option shares.
(2)	Such benefit occurs automatically upon the consummation of a change in control and is not dependent on termination without cause or for good reason in connection with a change in control.
(3)	The value of vesting acceleration is based on the $17.38 closing price of our common stock on December 31, 2009, with respect to unvested restricted stock units.

We entered into an employment agreement with Mr. Burgess, effective February 10, 2010, that provided for additional benefits upon a change in control. Effective March 5, 2010, Mr. Burgess resigned from all positions he held with us. In connection with Mr. Burgess’ resignation, we entered into a Severance Agreement and Release with Mr. Burgess that superseded the February 10, 2010 agreement and provides for the severance benefits described above.

Jorge J. Quinoy

The following table describes the potential payments and benefits for Mr. Quinoy upon employment termination or a change in control as if his employment had terminated or such change in control had occurred, as applicable, as of December 31, 2009, the last day of our last fiscal year:

Compensation and Benefits	Termination Without Cause or for Good Reason Not In Connection with Change in Control	Termination Without Cause or for Good Reason In Connection with Change in Control		Vesting Acceleration Upon Change in Control Not Dependent on Termination		Termination Due to Disability	Termination Due to Death
Base Salary Payment(1)	$300,000	$300,000		$—		$300,000	$300,000
Pro-Rated Bonus	153,315	153,315		—		153,315	153,315
Stock Option Vesting Acceleration(2)	—	168,444	(3)	168,444	(3)	—	—
Restricted Stock Units Vesting Acceleration(2)				1,610,361	(4)
Insurance Payments and COBRA Premiums(5)	27,409	27,409		—		27,409	27,409

Total	$480,724	$649,168		$1,778,805		$480,724	$480,724

(1)	If termination of employment occurs immediately prior to, or within twelve months after, a change in control, the base salary payments shall be equal to Mr. Quinoy’s then-current annual salary in the form of a lump sum payment. If termination of employment does not occur immediately prior to, on or within twelve months after a change in control, the base salary payments shall be in the form of equal monthly cash payments paid over a period of six or twelve months, as set forth in his employment agreement. In the event termination of employment occurs in connection with his disability or death, base salary payments shall be equal to his annual salary as set forth in his employment agreement.

(2)	Such benefit occurs automatically upon the consummation of a change in control and is not dependent on termination without cause or for good reason in connection with a change in control.
(3)	The value of vesting acceleration is based on the $17.38 closing price of our common stock on December 31, 2009, with respect to in-the-money unvested option shares minus the exercise price of the unvested option shares.
(4)	The value of vesting acceleration is based on the $17.38 closing price of our common stock on December 31, 2009, with respect to unvested restricted stock units.
(5)	The portion comprised of non-health insurance premiums represents the average monthly cost of non-voluntary, non-health insurance benefits to Mr. Quinoy paid in 2009, multiplied by twelve months, in the case of termination without cause or for good reason, or twelve months, in the case of termination due to disability or death.

Michel E. Lussier

The following table describes the potential payments and benefits for Mr. Lussier upon employment termination or a change in control as if his employment had terminated or such change in control had occurred, as applicable, as of December 31, 2009, the last day of our last fiscal year:

Compensation and Benefits	Termination by Volcano Europe Without Three- Month Notice Period(1)	Termination In Connection With Non- Competition Undertaking(2)	Vesting Acceleration Upon Change in Control Not Dependent on Termination
Lump Sum Payment(3)	$91,933	$183,866	$—
Stock Option Vesting Acceleration(4)	—	—	156,117	(5)
Restricted Stock Units Vesting Acceleration(4)			484,135	(6)

Total	$91,933	$183,866	$640,252

(1)	The amount set forth in this column assumes that the Managing Director Agreement with Mr. Lussier is terminated as of December 31, 2009 by Volcano Europe, without a three-month notice period or any portion thereof. In the event that Volcano Europe provides Mr. Lussier with notice of termination for a portion of three-months, the amount payable will be pro-rated for such partial notice period.
(2)	The amount set forth in this column assumes that the Managing Director Agreement with Mr. Lussier is terminated as of December 31, 2009 and that Volcano Europe does not release Mr. Lussier from the non-competition undertaking set forth in such agreement in connection with such termination.
(3)	Amounts in this row would be paid in euros and are reflected in dollars based on the exchange rate on December 31, 2009, which was approximately 1.433 U.S. dollars to one euro.
(4)	Such benefit occurs automatically upon the consummation of a change in control and is not dependent on termination without cause or for good reason in connection with a change in control.
(5)	The value of vesting acceleration is based on the $17.38 closing price of our common stock on December 31, 2009, with respect to in-the-money unvested option shares minus the exercise price of the unvested option shares.
(6)	The value of vesting acceleration is based on the $17.38 closing price of our common stock on December 31, 2009, with respect to unvested restricted stock units.

COMPENSATION OF DIRECTORS

During the year ended December 31, 2009, pursuant to our Director Compensation Policy that was then in effect, upon their election or appointment to our Board of Directors, non-employee directors were granted an initial option to purchase up to 20,000 shares of our common stock at the then fair market value pursuant to the terms of our 2005 Equity Compensation Plan (the “Plan”). In addition, non-employee directors elected or appointed to the Board of Directors for the first time on a date other than the date of an annual meeting of stockholders were granted an additional option to purchase a pro rata portion of 12,000 shares of our common stock. The Director Compensation Policy also provided that on the date of each annual meeting of stockholders, each non-employee director would automatically be granted an option to purchase up to 12,000 shares of our common stock if he or she remained on our Board of Directors.

In May 2010, our Board of Directors amended our Director Compensation Policy. Under the amended policy, upon their election to our Board of Directors, non-employee directors would be granted pursuant to the terms of the Plan: (i) an initial option to purchase up to the number of shares of our common stock having a Black-Scholes value, determined as of the grant date, equal to $62,500; and (ii) a restricted stock unit covering the number of shares of common stock having a fair market value, determined as of the grant date, equal to $62,500. In addition, if a non-employee director is elected or appointed to the Board of Directors for the first time on a date other than the date of an annual meeting of stockholders, such director would be granted an additional (i) option to purchase up to the number of shares of our common stock having a Black-Scholes value, determined as of the grant date, equal to the product of (a) $45,000 and (b) the fraction, the numerator of which is (1) twelve less (2) the number of whole months that have elapsed from the date of the last annual meeting of stockholders until the date of such election or appointment, and the denominator of which is twelve (the “Applicable Fraction”); and (ii) restricted stock unit to purchase common stock covering the number of shares having a fair market value, determined as of the grant date, equal to the product of (i) $45,000 and (ii) the Applicable Fraction. The Director Compensation Policy also provides that on the date of each annual meeting of stockholders, each non-employee director would be granted pursuant to the terms of the Plan: (i) an option to purchase up to the number of shares of our common stock having a Black-Scholes value, determined as of the grant date, equal to $45,000; and (ii) a restricted stock unit covering the number of shares of our common stock having a fair market value, determined as of the date of grant, equal to $45,000.

During the year ended December 31, 2009, each of our non-employee directors was paid $37,000 annually and was reimbursed for reasonable out-of-pocket travel expenses incurred in connection with in-person attendance at and participation in Board of Directors meetings. In addition, on February 4, 2009, the Board appointed Ronald A. Matricaria as the chairman of the Board and approved cash compensation for Mr. Matricaria of $200,000 for his service as chairman for the year beginning January 1, 2009. The Board also approved a stock option grant for Mr. Matricaria for 16,000 shares of common stock, as chairman of the Board, in lieu of a stock option grant at the annual meeting of Stockholders for 2009 pursuant to the Director Compensation Policy. The chairperson of the Audit Committee received an annual retainer fee of $15,000, the chairperson of the Compensation Committee received an annual retainer fee of $10,000, and the chairperson of the Corporate Governance Committee received an annual retainer fee of $6,000 for serving on their respective committees. Members, other than the chairpersons, of the Audit Committee, Compensation Committee and Corporate Governance Committee received annual retainer fees of $7,500, $5,000 and $3,000, respectively, for serving on such committees.

On November 4, 2009, the Board approved cash compensation for Mr. Matricaria of $100,000 for the year beginning January 1, 2010 for his service as chairman of the Board. In November 2009, the Compensation Committee determined that the annual stock option grant to be received by Mr. Matricaria, as chairman of the Board, at the annual meeting of Stockholders for 2010 pursuant to the Company’s Director Compensation Policy would be 12,000 shares of common stock, which is the same amount each other non-employee director will receive if he or she remains on our Board of Directors.

Set forth below is the compensation paid to each of our non-employee directors during the year ended December 31, 2009. Mr. Huennekens, our President and Chief Executive Officer, did not receive any additional compensation for serving on our Board of Directors or its committees during the year ended December 31, 2009.

2009 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
Michael J. Coyle	29,667	187,533	217,200
Connie R. Curran, RN, Ed.D.	44,583	74,423	119,006
Kieran T. Gallahue	41,333	74,423	115,756
Lesley H. Howe	51,000	74,423	125,423
Alexis V. Lukianov	39,000	74,423	113,423
Ronald A. Matricaria	200,000	85,275	285,275
John Onopchenko	40,667	74,423	115,090
Roy T. Tanaka	30,000	187,533	217,533

(1)	Represents the grant date fair value in accordance with ASC 718. These amounts have been calculated in accordance with ASC 718 using the Black-Scholes values on the respective grant dates. Assumptions used in computing the aggregate grant date fair value in accordance with ASC 718 are set forth in Note 5 “Stockholders’ Equity” to our audited financial statements included in our Annual Report on Form 10-K that was filed with the SEC on March 5, 2010.
(2)	The aggregate number of shares subject to outstanding stock options held by each of the directors listed in the table above as of December 31, 2009 was as follows: Mr. Coyle, options to purchase 33,333 shares; Dr. Curran, options to purchase 48,000 shares; Mr. Gallahue, options to purchase 47,333 shares; Mr. Howe, options to purchase 46,181 shares; Mr. Lukianov, options to purchase 44,666 shares; Mr. Matricaria, options to purchase 50,181 shares; Mr. Onopchenko, options to purchase 48,000 shares and Mr. Tanaka options to purchase 33,333 shares.

Risk Considerations in our Compensation Program

The Compensation Committee has discussed the concept of risk as it relates to our compensation programs. In particular, the Compensation Committee assessed whether any such programs encourage excessive or inappropriate risk taking. The Compensation Committee considered the allocation of compensation among base salary and short and long-term compensation, our approach to establishing company-wide and individual financial, operational and other performance targets, with payouts at multiple levels of performance and minimum levels of achievement, and evaluation of key performance metrics, each of which assists in mitigating excessive risk-taking that could harm our value. The assessment resulted in a determination that our current compensation programs, practices or policies facilitate the appropriate balance between prudent business risk and resulting compensation that does not encourage excessive risk-taking or create potential risks that are reasonably likely to have a material adverse effect on Volcano.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Review of Related Party Transactions

Pursuant to the requirements set forth in applicable NASDAQ listing standards and as set forth in the charter of Volcano’s Audit Committee, the Audit Committee, or another independent body of Volcano’s Board of Directors, is charged with reviewing and approving related party transactions as required by applicable laws and regulations.

Pursuant to Volcano’s Code of Business Conduct and Ethics, all of Volcano’s directors, officers, employees and consultants are required to report to the Corporate Compliance Officer under the Code of Business Conduct and Ethics any existing or potential violation of the Code of Business Conduct and Ethics, including any related party transactions. In approving or rejecting a proposed related party transaction, the Audit Committee, or an independent body of Volcano’s Board of Directors, will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee and the Board of Directors. The Audit Committee, or an independent body of Volcano’s Board of Directors, will approve only those related party transactions that, in light of known circumstances, are in, or are not inconsistent with, the best interests of Volcano as the Audit Committee or such independent body of Volcano’s Board of Directors determines in the good faith exercise of their discretion.

Transactions with Related Persons

For the periods presented, there were no, nor are there any currently proposed, transactions or series of similar transactions to which we were a party or are a party in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of Volcano’s common stock or any member of their immediate family had or will have a direct or indirect material interest.

Executive Employment Agreements

Volcano has entered into employment agreements with Volcano’s executive officers that, among other things, provide for certain severance and change in control benefits. For a description of these agreements, see “Executive Compensation—Employment Agreements, Change in Control Arrangements, and Other Agreements.”

Director and Officer Indemnification

Volcano’s Amended and Restated Certificate of Incorporation contains provisions limiting the liability of Volcano’s directors. Volcano’s Bylaws provide that Volcano must indemnify its directors and officers and may indemnify Volcano’s other employees and agents to the fullest extent permitted by the Delaware General Corporation Law for judgments, penalties, fines, settlement amounts and expenses arising out of any event or occurrence by reason of the fact that such indemnitee is or was a director, officer, employee or agent, respectively, of Volcano. Volcano has entered and expects to continue to enter into agreements to indemnify its directors, executive officers and other employees as determined by Volcano’s Board of Directors. These agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. Volcano believes that the amended and restated bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Volcano also maintains directors’ and officers’ liability insurance.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual meeting materials and Notices of Internet Availability of Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials or Notice of Internet Availability of Proxy Materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Volcano stockholders will be “householding” Volcano’s proxy materials. A single set of annual meeting materials or Notice of Internet Availability of Proxy Materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or Volcano that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of annual meeting materials or Notice of Internet Availability of Proxy Materials in the future you may (1) notify your broker, (2) direct your written request to: Investor Relations, Volcano Corporation, 3661 Valley Centre Drive, Suite 200, San Diego, CA 92130 or (3) contact Volcano’s Investor Relations department at (800) 228-4728. Stockholders who currently receive multiple sets of annual meeting materials or Notices of Internet Availability of Proxy Materials at their address and would like to request “householding” of their communications should contact their broker. In addition, Volcano will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the set of annual meeting materials or Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the 2010 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

John T. Dahldorf

Secretary

Dated: June 2, 2010

A copy of Volcano’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, including the financial statements, schedules and list of exhibits, and any particular exhibit specifically requested, is available without charge upon written request to: Investor Relations, Volcano Corporation, 3661 Valley Centre Drive, Suite 200, San Diego, CA 92130. The Annual Report on Form 10-K is also available at Volcano’s website at http://www.volcanocorp.com.

0	¢

VOLCANO CORPORATION

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 29, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints R. Scott Huennekens and John T. Dahldorf as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all of the shares of Common Stock of Volcano Corporation held of record by the undersigned as of the close of business on June 1, 2010, at the 2010 Annual Meeting of Stockholders to be held at the offices of Volcano Corporation located at 3661 Valley Centre Drive, Suite 200, San Diego, CA 92130, on July 29, 2010, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

¢	14475	¢

ANNUAL MEETING OF STOCKHOLDERS OF

VOLCANO CORPORATION

July 29, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING TO BE HELD ON JULY 29, 2010

The Notice and Proxy Statement, Annual Report on Form 10-K and Stockholder Letter

are available at http://ir.volcanocorp.com/annual-proxy.cfm

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	20330300000000000000 3	072910

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

				FOR	AGAINST	ABSTAIN
1. Election of the three directors nominated by the Board of Directors to hold office until the 2013 Annual Meeting of Stockholders:			2. To ratify the selection of KPMG LLP as the independent registered public accounting firm of Volcano Corporation for the fiscal year ending December 31, 2010.	☐	☐	☐

☐ FOR ALL NOMINEES	NOMINEES: O Kieran T. Gallahue O Alexis V. Lukianov O John Onopchenko
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors of Volcano Corporation. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” election of all of the nominees and “FOR” proposal 2.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

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Signature of Stockholder	Date:	Signature of Stockholder	Date:

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Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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